Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

MCDONALD BRADLEY, INC.

INFODATA ACQUISITION, INC.

AND

INFODATA SYSTEMS INC.

DATED AS OF JUNE 20, 2005

i

2.27	Opinion of the Financial Advisor	30
2.28	Disclosure	30
ARTICLE III	REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB	30
3.1	Organization and Qualification	30
3.2	Authority; Enforceability	31
3.3	No Conflict; Required Filings and Consents	31
3.4	Absence of Litigation	31
;3.5	Proxy Statement	32
3.6	Brokers	32
3.7	Merger Consideration	32
ARTICLE IV	CONDUCT OF BUSINESS PENDING THE MERGER	32
4.1	Conduct of Business by the Company Pending the Merger	32
4.2	Solicitation of Other Proposals	35
ARTICLE V	ADDITIONAL AGREEMENTS	37
5.1	Proxy Statement	37
5.2	Company Stockholders' Meeting	38
5.3	Access to Information; Confidentiality	40
5.4	Reasonable Best Efforts; Further Assurances	40
5.5	Employee Benefits	42
5.6	Notification of Certain Matters	42
5.7	Public Announcements	43
5.8	Takeover Laws	43
5.9	Indemnification; Directors and Officer Insurance	44
5.10	Voting Agreement	44
5.11	Termination of Registration Rights	45
ARTICLE VI	CONDITIONS OF MERGER	45
6.1	Conditions to Obligation of Each Party to Effect the Merger	45
6.2	Additional Conditions to Obligations of Parent and Merger Sub.	45
6.3	Additional Conditions to Obligations of the Company	48
ARTICLE VII	TERMINATION, AMENDMENT AND WAIVER	48
7.1	Termination	48
7.2	Effect of Termination	50
7.3	Fees and Expenses	50
7.4	Amendment	53
7.5	Waiver	54

ARTICLE VIII	GENERAL PROVISIONS	54
8.1	Survival of Representations and Warranties	54
8.2	Notices	54
8.3	Disclosure Schedules	55
8.4	Certain Definitions	55
8.5	Interpretations	61
8.6	Severability	62
8.7	Entire Agreement	62
8.8	Assignment	62
8.9	Parties in Interest	62
8.10	Failure or Indulgence Not Waiver; Remedies Cumulative	62
8.11	Governing Law; Enforcement	62
8.12	Counterparts	63

EXHIBITS

Exhibit A	Form of Voting Agreement
Exhibit B	Articles of Merger
Exhibit C	Form of the Surviving Corporation's Articles of Incorporation
Exhibit D	Form of the Surviving Corporation's Bylaws
Exhibit E	Amended Indemnification Agreements (ss.5.9(A))
Exhibit F	New Employment or Severance Agreements (ss.6.2(F)(1))

COMPANY DISCLOSURE SCHEDULE

ss.2.1 (B)
ss.2.3 (A)
ss.2.3 (B)
ss.2.3 (B)
ss.2.6 (A)
ss.2.6 (B)
ss.2.7 (A)
ss.2.8 (A)
ss.2.9 (A)
ss.2.10 (C)
ss.2.11 (A)
ss.2.11 (B)
ss.2.12
ss.2.13
ss.2.14 (A), (J) & (K)
ss.2.15 (A), (C) & (E)
ss.2.17
ss.2.18 (A)
ss.2.18 (B)
ss.2.19 (F) & (J)
ss.2.21 (B), (C), (D) (E) & (F)

ss.2.22 ss.2.24 ss.2.26 ss.4.1 (O)

PARENT DISCLOSURE SCHEDULE

ss.6.2(F)

AGREEMENT AND PLAN OF MERGER

        THIS AGREEMENT AND PLAN OF MERGER, dated as of June 20, 2005 (the “Agreement”), among MCDONALD BRADLEY, INC., a Virginia corporation (“Parent”), INFODATA ACQUISITION, INC., a Virginia corporation and a wholly owned subsidiary of Parent (“Merger Sub”), and INFODATA SYSTEMS INC., a Virginia corporation (the “Company”).

        WHEREAS, the Boards of Directors of Parent, Merger Sub and the Company have each determined that it is desirable and in the best interests of each of them and their respective shareholders for Parent to acquire the Company upon the terms and subject to the conditions set forth herein;

        WHEREAS, in furtherance of such acquisition, (x) the Boards of Directors of Parent, Merger Sub and the Company have each adopted, approved and declared advisable the merger (the “Merger”) of Merger Sub with and into the Company, in accordance with the Virginia Stock Corporation Act, as amended, of the Commonwealth of Virginia (the “VSCA”) and subject to the conditions set forth herein, which Merger will result in, among other things, the Company becoming a wholly owned subsidiary of Parent and (y) the Boards of Directors of Merger Sub and the Company have recommended approval of the Merger and this Agreement, including the related Plan of Merger (as defined below), by their respective shareholders;

        WHEREAS, as a condition to the willingness of, and an inducement to, Parent and Merger Sub to enter into this Agreement, contemporaneously with the execution and delivery of this Agreement, certain holders of Company Common Stock (as defined herein) are entering into a Voting Agreement dated as of the date hereof (the “Voting Agreement”) in the form of Exhibit A attached hereto, providing for certain actions relating to the transactions contemplated by this Agreement; and

        WHEREAS, the parties desire to make certain representations, warranties and agreements in connection with the Merger and also to prescribe various conditions to the Merger.

        NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements herein contained, and intending to be legally bound hereby, Parent, Merger Sub and the Company hereby agree as follows:

ARTICLE I

THE MERGER

        1.1 The Merger. At the Effective Time (as defined in Section 1.3) and subject to and upon the terms and conditions of this Agreement and the VSCA, (a) Merger Sub shall merge with and into the Company, and the separate corporate existence of Merger Sub shall thereupon cease, (b) the Company shall be the surviving corporation in the Merger (sometimes hereinafter referred to as the “Surviving Corporation”) and shall continue to be governed by Virginia law as a wholly owned subsidiary of Parent and (c) the separate corporate existence of the Company with all of its assets, property rights, privileges, immunities, powers and franchises shall continue unaffected by the Merger, except as set forth in this Article I.

        1.2 Closing. Unless this Agreement shall have been terminated and the transactions contemplated by this Agreement abandoned pursuant to the provisions of Article VII, and subject to the provisions of Article VI, the closing of the Merger (the “Closing”) will take place at 10:00 a.m. (Eastern time) on a date (the “Closing Date”) to be mutually agreed upon by the parties, which date shall be no later than the third Business Day after all the conditions set forth in Article VI shall have been satisfied (or waived in accordance with Section 7.5, to the extent the same may be waived), unless another time and/or date is agreed by the parties hereto. The Closing shall take place at the offices of Brett L. Antonides, P.C., 2250 Corporate Park Drive, Suite 501, Herndon, VA 20171, or such other place as the parties hereto otherwise agree.

        1.3 Effective Time. As promptly as practicable after the satisfaction or, to the extent permitted hereunder, waiver of the conditions set forth in Article VI, the parties hereto shall cause the Merger to be consummated by (i) executing and filing on the Closing Date articles of merger (the “Articles of Merger”) meeting the requirements of Section 13.1-720 of the VSCA in the form attached hereto as Exhibit B, together with a copy of this Agreement and Plan of Merger (the “Plan of Merger”) meeting the requirements of Section 13.1-716 of the VSCA, and (ii) making such other filings and taking such other actions as may be required by law to make the Merger effective. The Merger shall become effective upon the issuance of a certificate of merger by the State Corporation Commission of the Commonwealth of Virginia in accordance with the VSCA or at such later date and time as the parties hereto shall have agreed upon and designated in the Articles of Merger as the effective time of the Merger (the “Effective Time”).

        1.4 Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in the applicable provisions of the VSCA. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the assets, property, rights, privileges, immunities, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

        1.5 Articles of Incorporation; Bylaws. Unless otherwise determined by Parent prior to the Effective Time, at the Effective Time and without any further action on the part of the parties hereto, (a) the Articles of Incorporation of the Surviving Corporation shall be amended to read in its entirety as set forth in Exhibit C attached hereto until thereafter amended as provided by the VSCA and (b) the Bylaws of Merger Sub as set forth in its entirety as Exhibit D attached hereto shall be the Bylaws of the Surviving Corporation until thereafter amended as provided by the VSCA.

        1.6 Directors and Officers. The directors of Merger Sub immediately prior to the Effective Time shall become the directors of the Surviving Corporation at the Effective Time, by virtue of the Merger and without any action on the part of the parties hereto or their shareholders, each to hold office in accordance with the Articles of Incorporation and the Bylaws of the Surviving Corporation until their respective successors are duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Surviving Corporation’s Articles of Incorporation and Bylaws. The officers of the Merger Sub immediately prior to the Effective Time shall become the officers of the Surviving Corporation at the Effective Time, by virtue of the Merger and without any action on the part of the parties hereto.

        1.7 Conversion of Company Common Stock, Etc. At the Effective Time, by virtue of the Merger and without any action on the part of the parties hereto or the holders of the following securities (except as provided in Section 1.8 hereof):

            (a) The price to be paid by Parent for all shares of Common Stock, par value $0.03 per share, of the Company (the “Company Common Stock”) issued and outstanding immediately prior to the Effective Time (other than any shares of the Company Common Stock to be canceled pursuant to Section 1.7(c) and subject to Section 1.9) and all shares of Company Common Stock subject to being issued pursuant to a Stock Option (as defined in Section 1.8) (hereafter collectively referred to as the “Outstanding Shares”) will be up to Seven Million Four Hundred Thirty-Five Thousand and 00/100 Dollars ($7,435,000.00), subject to certain adjustments as expressly provided in Section 6.2(g) and/or Section 7.3(b)(3) of this Agreement, which shall be paid in cash by Parent in accordance with this Agreement on a per share basis (the “Merger Consideration”) as follows: (i) $1.15 per share for each Outstanding Share issued and outstanding plus (ii) $1.15 per share for each share of Company Common Stock subject to being issued pursuant to a Stock Option (as defined in Section 1.8) with an exercise price per share less than or equal to $1.15, from which shall then be subtracted the exercise price per share of such Stock Option, with such result being multiplied by the number of shares of Company Common Stock subject to being issued pursuant to such Stock Option (all as contemplated by Section 1.8(a) below). Notwithstanding any other provision of this Agreement, after giving effect to maximum adjustments that may occur under Section 6.2(g) and Section 7.3(b)(3) of this Agreement, the per share Merger Consideration shall be no less than $1.09 per share and no more than $1.20 per share. Each Outstanding Share that is properly tendered in accordance with Section 1.10 shall be converted automatically into the right to receive an amount per share in cash equal to the Merger Consideration.

            (b) Each share of Company Common Stock, if any, owned by Parent or Merger Sub, in each case immediately prior to the Effective Time, shall be canceled and extinguished without any conversion thereof and no payment or distribution shall be made with respect thereto.

            (c) Each share of the Company Common Stock held in the treasury of the Company or held by any Subsidiary of the Company immediately prior to the Effective Time will, by virtue of the Merger and without any action on the part of the holder thereof, be canceled and retired and will cease to exist. For purposes of this Section 1.7(d), shares of Company Common Stock owned beneficially or held of record by any plan, program or arrangement sponsored or maintained for the benefit of any current or former employee of the Company or any of its Subsidiaries will not be deemed to be held by the Company or any such Subsidiary, regardless of whether the Company or any such Subsidiary has the power, directly or indirectly, to vote or control the disposition of such shares.

            (d) Each share of Common Stock, par value $0.01 per share, of Merger Sub (the “Merger Sub Common Stock”) issued and outstanding immediately prior to the Effective Time shall be automatically converted, at the Effective Time, into one validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation and shall, immediately after the Effective Time, constitute all of the issued and outstanding capital stock of the Surviving Corporation. As of the Effective Time, each stock certificate of Merger Sub evidencing ownership of any shares of Merger Sub Common Stock shall continue to evidence ownership of such shares of capital stock of the Surviving Corporation.

        1.8 Stock Option Plan and Company Stock Purchase Plan.

            (a) The Company will take all necessary actions to cause each option to purchase shares of Company Common Stock (each, a “Stock Option”) granted under the Company’s 1995 Stock Option Plan (the “Company Option Plan”) or any other stock option plan, program, agreement or arrangement of the Company or any of its Subsidiaries (collectively, the “Stock Plans”) which is outstanding and unexercised immediately prior to the Effective Time, whether vested or unvested, to be cancelled as of the Effective Time and, if such option has an exercise price equal to or less than the per share Merger Consideration set forth in Section 1.7 above, such option shall be automatically converted as of the Effective Time into a right to receive in cash, pursuant to Section 1.10 hereof, from the Parent an amount equal to the product of (a) the excess, if any, of the per share Merger Consideration over the exercise price per share of Company Common Stock subject to being issued pursuant to such Stock Option and (b) the number of shares of Company Common Stock subject to be issued pursuant to such Stock Option (after giving effect to the acceleration of vesting associated with the Merger).

            (b) Pursuant to the terms of the Company’s 1997 Employee Stock Purchase Plan (the “Company Purchase Plan”), the purchase date of the current offering period under the Company Purchase Plan shall occur on July 1, 2005, and each participant in the Company Purchase Plan, who has not withdrawn from that offering period or has not terminated prior to such date, shall automatically acquire, pursuant to the exercise of such participant’s purchase right, shares of the Company Common Stock as provided in the Company Purchase Plan, each of which shares shall, by virtue of the Merger and without any action on the part of the participant, be converted into the right to receive the Merger Consideration pursuant to Section 1.7 at the Effective Time. Effective July 1, 2005 and thereafter, the Company Purchase Plan will be suspended, with proper notice provided to employees. Prior to the Effective Time, the Company shall take all actions necessary, including obtaining all required consents, such that any cash balance remaining in any Company Purchase Plan participant’s account following such purchase date of July 1, 2005 shall be paid to such participant immediately prior to the Effective Time. At or prior to the Effective Time, the Company shall terminate the Company Purchase Plan, and neither the Parent nor the Surviving Corporation shall assume the Company’s obligations under the Company Purchase Plan. All purchase rights under the Company Purchase Plan not exercised prior to the Closing Date shall terminate and cease to be outstanding as of the Closing Date.

            (c) The Company and its Board of Directors shall promptly take all actions necessary to ensure that following the Effective Time no holder of any warrant, options or other rights pursuant to, nor any participant in or party to, the Company Option Plan, the Company Purchase Plan, or any Stock Plan (collectively, the “Employee Plans”) or other plan, program, arrangement, agreement or other commitment providing for the issuance or grant of any interest in respect of the capital stock of the Company or any Subsidiary of the Company will have any rights thereunder to acquire equity securities, or any right to payment in respect of the equity securities, of Parent, the Company, or the Surviving Corporation or any of their Subsidiaries, except as provided herein.

(d) No additional Stock Options or other equity-based awards or other rights to acquire Company Common Stock will be granted pursuant to the Stock Plans, the Company Purchase Plan or otherwise after the date of this Agreement.

        1.9 Adjustments

            (a) Without limiting any other provision of this Agreement, the Merger Consideration shall be adjusted to reflect fully the effect of any stock split, reverse split, stock dividend (including any dividend or distribution of securities convertible into Company Common Stock), reorganization, recapitalization or other like change with respect to Company Common Stock occurring after the date hereof and prior to the Effective Time.

            (b) The Merger Consideration shall also be adjusted for other amounts, if any, specifically identified in this Agreement.

        1.10 Surrender of Certificates.

            (a) Paying Agent. Prior to the Effective Time, Parent shall designate a bank or trust company to act as the Paying Agent in the Merger.

            (b) Parent to Provide Merger Consideration. When and as needed, Parent shall make available to the Paying Agent for payment in accordance with this Article I, through such reasonable procedures as Parent may adopt, a sufficient amount of cash to be paid pursuant to Section 1.7.

            (c) Surrender Procedures. Promptly after the Effective Time, the Surviving Corporation shall cause to be mailed to each holder of record of a certificate or certificates (the “Certificates”) that represented as of the Effective Time outstanding shares of Company Common Stock to be surrendered pursuant to Section 1.7, and to each holder of a Stock Option or uncertificated shares entitled to receive a portion of the Merger Consideration pursuant to Section 1.8, a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and shall be in such form and have such other provisions as Parent may reasonably specify) and instructions for use in effecting the surrender of the Certificates and/or receiving Merger Consideration relating to a Stock Option or other rights under Section 1.8, in exchange for cash in the amount equal to the Merger Consideration. Upon surrender of a Certificate to the Exchange Agent (excluding options and uncertificated shares referenced in Section 1.8), together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may be required pursuant to such instructions, the holder of such Certificate and the holder of a Stock Option or uncertificated shares entitled to receive a portion of the Merger Consideration pursuant to Section 1.8, shall be entitled to receive in exchange therefor payment which such holder has the right to receive pursuant to Sections 1.7 and/or 1.8, after giving effect to any required Tax (as defined herein) withholdings, and the Certificate, if any, so surrendered shall forthwith be canceled. At any time following six (6) months after the Effective Time, all or any portion of the cash deposited with or made available to the Paying Agent pursuant to Section 1.10(b), which remains undistributed to the holders of the Certificates representing shares of Company Common Stock and/or the holders of Stock Options or uncertificated shares entitled to receive a portion of the Merger Consideration pursuant to Section 1.8, shall be delivered to Parent upon demand, and thereafter such holders of unexchanged shares of Company Common Stock and/or the holders of Stock Options or uncertificated shares entitled to receive a portion of the Merger Consideration pursuant to Section 1.8 shall be entitled to look only to Parent (subject to abandoned property, escheat or other similar laws) with respect to payment of Merger Consideration prior to the expiration of the two-year period set forth in Section 1.10(g).

            (d) Transfers of Ownership. If any Merger Consideration is to be paid to any Person other than the Person in whose name the Certificate surrendered in exchange therefor is registered, it will be a condition of such payment that (i) the Certificate so surrendered will be properly endorsed and otherwise in proper form for transfer and accompanied by all other documents required to evidence and effect such transfer and (ii) either (x) the Person requesting such payment will have paid any Taxes required by reason of the payment of the Merger Consideration in a name other than the name of the registered holder of the Certificate surrendered or (y) established to the satisfaction of Parent, or any agent designated by Parent, that such Tax has been paid or is not applicable.

            (e) No Liability. Notwithstanding anything to the contrary in this Agreement, none of the Paying Agent, the Parent, the Merger Sub or the Surviving Corporation shall be liable to a holder of a Certificate and/or the holder of a Stock Option or uncertificated shares entitled to receive a portion of the Merger Consideration pursuant to Section 1.8 for any portion of the Merger Consideration (or any other amount due, if any) that was properly delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.

            (f) Withholding of Tax. Parent or the Paying Agent will be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of Company Common Stock and/or the holder of a Stock Option or uncertificated shares entitled to receive a portion of the Merger Consideration pursuant to Section 1.8 such amounts as Parent (or any Affiliate thereof) or the Paying Agent shall determine in good faith they are required to deduct and withhold with respect to the making of such payment under the Code (as defined herein), or any provision of federal, state, local or foreign Tax Law. To the extent that amounts are so withheld by Parent or the Paying Agent, such withheld amounts will be treated for all purposes of this Agreement as having been paid to the holder of the Company Common Stock and/or the holder of a Stock Option or uncertificated shares entitled to receive a portion of the Merger Consideration pursuant to Section 1.8 in respect of whom such deduction and withholding were made by Parent.

            (g) Unclaimed Shares. Any portion of the Merger Consideration made available to the Paying Agent pursuant to Sections 1.7(b) and/or 1.8 and/or thereafter held by Parent pursuant to Section 1.10(c) which remain unclaimed by the person entitled to such payment two (2) years after the Effective Time (or such earlier date immediately prior to such time as such amounts would otherwise escheat to or become the property of any Governmental Authority) shall, to the extent permitted by law, become the property of the Parent free and clear of any claims or interest of any Person previously entitled thereto.

        1.11 Further Ownership Rights in Company Common Stock. The Merger Consideration paid upon the surrender of Company Common Stock and/or pursuant to Section 1.8 in accordance with the terms of this Article I shall be deemed to have been paid in full satisfaction of all rights pertaining to such Company Common Stock, and/or Stock Option. At the Effective Time, the stock transfer books of the Company shall be closed, and thereafter there shall be no further registration of transfers of shares of Company Common Stock on the records of the Surviving Corporation. From and after the Effective Time, the holders of Certificates evidencing ownership of shares of Company Common Stock shall cease to have any rights with respect to such shares of Company Common Stock except as otherwise provided for herein. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in, and subject to the terms of, this Article I.

        1.12 Lost, Stolen or Destroyed Certificates. In the event any Certificate evidencing Company Common Stock shall have been lost, stolen or destroyed, the Paying Agent shall pay in exchange for such lost, stolen or destroyed Certificate, upon the making of an affidavit of that fact by the holder thereof, such portion of the Merger Consideration required pursuant hereto; provided, however, that Parent may, in its discretion and as a condition precedent to the payment thereof, require the owner of such lost, stolen or destroyed Certificate to deliver a bond in such sum as it may reasonably direct as indemnity against any claim that may be made against Parent or the Paying Agent with respect to the Certificate alleged to have been lost, stolen or destroyed.

        1.13 Further Assurances. If at any time after the Effective Time the Surviving Corporation shall consider or be advised that any deeds, bills of sale, assignments or assurances or any other acts or things are necessary, desirable or proper (a) to vest, perfect or confirm, of record of otherwise, in the Surviving Corporation its right, title or interest in, to or under any of the rights, privileges, powers, franchises, contracts, properties or assets of either the Company or Merger Sub or (b) otherwise to carry out the purposes of this Agreement, the Surviving Corporation and its proper officers and directors or their designees shall be authorized to execute and deliver, in the name and on behalf of either the Company or Merger Sub, all such deeds, bills of sale, assignments and assurances and do, in the name and on behalf of the Company or Merger Sub, all such other acts and things necessary, desirable or proper to vest, perfect or confirm its rights, title or interest in, to or under any of the rights, privileges, powers, franchises, contracts, properties or assets of the Company or Merger Sub, as applicable, and otherwise to carry out the purposes of this Agreement.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

        The Company hereby represents and warrants to Parent and Merger Sub as follows:

        2.1 Organization and Qualification; Subsidiaries.

            (a) The Company is a corporation duly organized, validly existing and in good standing under Virginia law. The Company has all the requisite corporate power and authority, and is in possession of all franchises, grants, authorizations, licenses, permits, easements, consents, waivers, qualifications, certificates, Orders (as defined herein) and approvals (collectively, “Approvals”) necessary to own, lease and operate its properties and to carry on its business as it is now being conducted, except where the failure to be so qualified, existing and in good standing or to have such power, authority and Approvals could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect (as defined herein). The Company is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except where the failure to be so qualified could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

            (b) Section 2.1(b) of the Company Disclosure Schedule (as defined herein) sets forth, as of the date hereof, a true and complete list of (i) all of the Company’s Subsidiaries, (ii) the jurisdiction of incorporation or organization of each Subsidiary, (iii) the percentage of each Subsidiary’s outstanding capital stock or other equity or other interest owned by the Company or another Subsidiary of the Company and

(iv) all other registered or beneficial holders or owners of such capital stock or other equity or other interests of each Subsidiary. Except as set forth in Section 2.1(b) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries owns any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for, directly or indirectly, any equity or similar interest in, any Person.

            (c) Each Subsidiary of the Company is a legal entity, duly organized, validly existing and in good standing under the laws of its respective jurisdiction of incorporation or organization and has all the requisite power and authority, and is in possession of all Approvals necessary to own, lease and operate its properties and to carry on its business as it is now being conducted, except where the failure to be so qualified, existing and in good standing or to have such power, authority and Approvals could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on such Subsidiary. Each Subsidiary is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except where the failure to be so qualified could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

        2.2 Articles of Incorporation and Bylaws. The Company has heretofore furnished to Parent a true, accurate and complete copy of each of its and each of its Subsidiaries’ (a) Articles or Certificate of Incorporation and Bylaws or equivalent organizational documents, as amended or restated to the date hereof, (b) all the existing written consents and minutes of the meetings of its Board of Directors (or equivalent) and each committee of its Board of Directors (or equivalent) held since January 1, 2000 and (c) all the existing written consents and minutes of the meetings of its equity holders held since January 1, 2000. Such Articles or Certificate of Incorporation and Bylaws and equivalent organizational documents of the Company and each of its Subsidiaries are in full force and effect, and no other organizational documents are applicable to or binding upon the Company or its Subsidiaries.

        2.3 Capitalization.

            (a) The authorized capital of the Company consists of 12,000,000 shares of Company Common Stock and 340,000 shares of preferred stock, par value $1.00 per share (the “Company Preferred Stock”). As of June 8, 2005, (i) 5,330,382 shares of Company Common Stock were issued and outstanding; (ii) no shares of Company Preferred Stock were issued or outstanding; (iii) no shares of Company Common Stock were held in the treasury of the Company; (iv) no shares of Company Common Stock were held by any Subsidiary of the Company; (v) 2,013,247 shares of Company Common Stock were duly reserved for future issuance pursuant to employee stock options granted pursuant to the Company Option Plan, options granted to directors of he Company under the 1997 Stock Option Plan and options granted to members of the former board of advisors of the Company (the “Outstanding Options”); (vi) 1,128,753 of the Outstanding Options have an exercise price less than or equal to $1.15 per share; and (vii) 84,542 shares of Company Common Stock were duly reserved for future issuance pursuant to the Company Purchase Plan, of which 21,500 shares are estimated to be issued effective as of July 1, 2005. None of the outstanding shares of Company Common Stock are subject to, nor were they issued in violation of, any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right. Except as set forth above and in Section 2.3(a) of the Company Disclosure Schedule, no shares of voting or non-voting capital stock, other equity interests, or other voting securities of the Company were issued, reserved for issuance or outstanding. Section 2.3(a) of the Company Disclosure Schedule lists all outstanding options, warrants, calls, rights, convertible or exchangeable securities, commitments, agreements, arrangements or undertakings of any kind (contingent or otherwise) (collectively, “Rights”) to which the Company is a party or by which it is bound obligating the Company to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other voting securities of the Company or obligating the Company to issue, grant, extend or enter into any such Right, and the record holder thereof and the exercise prices thereof; and, except as described in Section 2.3(a) of the Company Disclosure Schedule, all such Rights were granted under the Company Option Plan and/or the Company Purchase Plan. All outstanding shares of capital stock of the Company are, and all Company shares which may be issued upon the exercise of any Right will be, when issued, duly authorized, validly issued, fully paid and nonassessable and not subject to any kind of preemptive (or similar) rights. There are no bonds, debentures, notes or other indebtedness of the Company with voting rights (or convertible into, or exchangeable for, securities with voting rights) on any matters on which stockholders of the Company may vote.

            (b) Section 2.3(b) of the Company Disclosure Schedule sets forth the number of authorized and outstanding shares of capital stock, and ownership thereof, of each of the Company’s Subsidiaries. All of the outstanding shares of capital stock of each of the Company’s Subsidiaries have been duly authorized, validly issued, fully paid and nonassessable, are not subject to, and were not issued in violation of, any preemptive (or similar) rights, and are owned, of record and beneficially, by the Company or one of its direct or indirect Subsidiaries, free and clear of all Liens whatsoever. Except as set forth in Section 2.3(b) of the Company Disclosure Schedule, there are no restrictions of any kind which prevent the payment of dividends by any of the Company’s Subsidiaries, and neither the Company nor any of its Subsidiaries is subject to any obligation or requirement to provide funds for or to make any investment (in the form of a loan or capital contribution) to or in any Person (as defined herein). Except as set forth in Section 2.3(b) of the Company Disclosure Schedule, there are no Rights to which any Company Subsidiary is a party or by which it is bound obligating such Subsidiary to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other voting securities or obligating such Subsidiary to issue, grant, extend or enter into any such Right.

            (c) Except as described in Section 2.3(c) of the Company Disclosure Schedule, as of the date hereof, there are no outstanding contractual obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock (or Rights to acquire any such shares) of the Company or its Subsidiaries. Except as described in Section 2.3(c) of the Company Disclosure Schedule, there are no stock-appreciation rights, stock-based performance units, “phantom” stock rights or other agreements, arrangements or commitments of any character (contingent or otherwise) pursuant to which any Person is or may be entitled to receive any payment or other value based on the revenues, earnings or financial performance, stock price performance or other attribute of the Company or any of its Subsidiaries or assets or calculated in accordance therewith (other than ordinary course payments or commissions to sales representatives of the Company based upon revenues generated by them without augmentation as a result of the transactions contemplated hereby) (collectively, “Stock-Based Rights”) or to cause the Company or any of its Subsidiaries to file a registration statement under the Securities Act of 1933, as amended (the “Securities Act”), or which otherwise relate to the registration of any securities of the Company. Except as set forth in Section 2.3(c) of the Company Disclosure Schedule or the Voting Agreement, there are no voting trusts, proxies or other agreements, commitments or understandings of any character to which the Company or any of its Subsidiaries or, to the Knowledge (as defined herein) of the Company, any of the Company’s stockholders is a party or by which any of them is bound with respect to the issuance, holding, acquisition, voting or disposition of any shares of capital stock of the Company or any of its Subsidiaries (including agreements relating to rights of first refusal, co-sale rights or “drag-along” rights). There are no registration rights or other agreements or understandings to which the Company or any of its Subsidiaries is a party or by which it or they are bound with respect to any capital stock of the Company or any of its Subsidiaries.

            (d) The Board of Directors of the Company has not declared any dividend or distribution with respect to the Company Common Stock the record or payment date for which is on or after the date of this Agreement.

        2.4 Authority; Enforceability. The Company has all necessary corporate power and authority to execute and deliver this Agreement, each of the Related Agreements (as defined in Section 6.2(e) below) to which it is a party, and each instrument required to be executed and delivered by it at the Closing, and to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by the Company of this Agreement and each Related Agreement to which it is a party, the performance of its obligations hereunder and thereunder, and the consummation by the Company of the transactions contemplated hereby and thereby, have been duly and validly authorized by all corporate action, and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or any Related Agreement to which it is a party or to consummate the transactions so contemplated herein or therein (other than, with respect to the Merger, the approval and authorization of the Merger and this Agreement by votes of the holders of more than two-thirds of all of the outstanding Company Common Stock in accordance with the VSCA and the Company’s Articles of Incorporation and Bylaws). Each of this Agreement and Related Agreements to which it is a party has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery thereof by Parent and Merger Sub, constitutes a legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms.

        2.5 Required Vote. As of the date hereof and, except as permitted by Section 5.2(c), as of the Effective Time, the Board of Directors of the Company has, at a meeting duly called and held, unanimously (i) adopted, approved and declared advisable this Agreement and each Related Agreement to which the Company is a party, (ii) determined that the transactions contemplated hereby and thereby are advisable, fair to and in the best interests of the holders of Company Common Stock, (iii) recommended adoption of this Agreement, the Merger, the Related Agreements to which the Company is a party and the other transactions contemplated hereby and thereby to the shareholders of the Company and (iv) directed that this Agreement be submitted to the shareholders of the Company for their approval and authorization. The Board of Directors has not withdrawn, rescinded or modified such approval, determination, recommendation or direction. The affirmative vote of more than two-thirds of all outstanding shares of Company Common Stock is the only vote of the holders of any class or series of capital stock of the Company necessary to approve and authorize this Agreement, the Merger, the Related Agreements and the other transactions contemplated hereby and thereby. As of July 11, 2005, the holders of the Company Common Stock that are parties to the Voting Agreement own of record and have the right to vote, in the aggregate, at least 25% of the total issued and outstanding Company Common Stock.

        2.6 No Conflict; Required Filings and Consents.

            (a) Neither the execution, delivery or performance by the Company of this Agreement, the Related Agreements to which it is a party or any instrument required by this Agreement to be executed and delivered by the Company or any of its Subsidiaries at the Closing, nor the consummation of the transactions contemplated hereby or thereby do or will (with or without notice or lapse of time) (i) conflict with or violate the Articles or Certificate of Incorporation or Bylaws or equivalent organizational documents of the Company or any of its Subsidiaries, (ii) conflict with or violate any Law or Order in each case applicable to the Company or any of its Subsidiaries or by which its or any of their respective properties or assets is bound or affected, or (iii) result in any breach or violation of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or impair the Company’s or any of its Subsidiaries’ rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien (as defined herein) on any of the properties or assets of the Company or any of its Subsidiaries pursuant to, any note, bond, mortgage, indenture, Contract (as defined herein), permit, franchise or other instrument or obligation to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries or its or any of their respective properties or assets is bound or affected, except (A) as set forth in Section 2.6(a) of the Company Disclosure Schedule or (B) in the case of clause (ii) or (iii) above, for any such conflicts, breaches, violations, defaults or other occurrences that could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

            (b) Neither the execution, delivery or performance by the Company of this Agreement, the Related Agreements to which it is a party or any instrument required by this Agreement to be executed and delivered by the Company or any of its Subsidiaries at the Closing nor the consummation of the transactions contemplated hereby or thereby, does or will require the Company or any of its Subsidiaries to, except as set forth in Section 2.6(b) of the Company Disclosure Schedule, obtain any Approval of any Person or Approval of, observe any waiting period imposed by, or make any filing with or notification to, any Governmental Authority, (as defined herein), domestic or foreign, except for (A) compliance with applicable requirements of the Securities Act, the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or Foreign Competition Laws, (as defined herein), (B) the filing of the Articles of Merger in accordance with the VSCA or (C) where the failure to obtain such Approvals, or to make such filings or notifications, could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

        2.7 Material Agreements.

            (a) Section 2.7 of the Company Disclosure Schedule sets forth an accurate and complete list of each Material Agreement (other than items listed in Section 2.8 of the Company Disclosure Schedule, which items the Parties agree need not also be disclosed in Section 2.7 of the Company Disclosure Schedule). No Material Agreement (as defined herein) has been breached or cancelled by the other party, and the Company has no Knowledge of any anticipated breach by any other party to any Material Agreement (with or without notice or lapse of time). Each of the Company and each Subsidiary of the Company have performed all the obligations required to be performed by it as of the time required for such performance in connection with the Material Agreements and is not in default under or in breach of any Material Agreement, and no event has occurred which with the passage of time or the giving of notice or both would result in a default or breach thereunder. Neither the Company nor any Subsidiary of the Company has any present expectation or intention of not fully performing any obligation pursuant to any Material Agreement. Each Material Agreement is legal, valid, binding, enforceable and in full force and effect and shall continue as such following the consummation of the transactions contemplated hereby. Except as set forth in Section 2.7 of the Company Disclosure Schedule, no Material Agreement obligates the Company or any Subsidiary to process, manufacture or deliver products or perform services that shall result in a loss (using the Company’s 2005 target rates) to the Company or such Subsidiary of the Company upon completion of performance.

            (b) The Company has provided or made available to the Parent with a true and correct copy of all written Material Agreements which are required to be disclosed on Section 2.7 of the Company Disclosure Schedule, in each case together with all amendments, waivers or any other changes thereto (all of which are disclosed on Section 2.7 of the Company Disclosure Schedule). Section 2.7 of the Company Disclosure Schedule contains an accurate and complete description of all material terms of all oral Material Agreements.

        2.8 Government Contracts.

            (a) Section 2.8 of the Company Disclosure Schedule lists all Government Contracts (as defined herein), and consists of the information contained in the Deltek Job Status Reports, and lists all Government Bids (as defined herein), and shall also, for all active Government Contracts, include the name and number of the applicable solicitation name and number for the Government Bid; the name of the other contracting party; the name of the Government Authority that is the customer (if different from the contracting party); for task orders and delivery orders, the name and number of the Government Contract (including any blanket purchase agreement) under which the Government Bid was submitted; the date the Government Contract was awarded; and the scheduled end date of the Government Contract. Except as set forth on Section 2.8 of the Company Disclosure Schedule, neither the Company nor any Subsidiary of the Company has entered into any Government Contract or submitted any outstanding Government Bid. True, accurate and complete copies of all Government Contracts and outstanding Government Bids have been made available for inspection by Parent prior to the date hereof. All Government Contracts constitute valid and binding obligations of the Company or a Subsidiary of the Company and of the other party or parties thereto, and are fully enforceable in accordance with their terms.

            (b) Section 2.8 of the Company Disclosure Schedule sets forth, as of the date of this Agreement, for each Government Contract, each project with a firm order whereby the contractual value of work not yet performed (funded or unfunded) exceeds $50,000; the contractual value of such work not yet performed thereunder as of such date; and any dollar amounts included that are not yet funded.

            (c) With respect to each Government Contract or Government Bid, (i) the Company or a Subsidiary of the Company has complied with all terms and conditions of such Government Contract, including all clauses, provisions and requirements incorporated expressly, by reference or by operation of law therein, (ii) the Company or a Subsidiary of the Company has complied with all requirements of all Laws pertaining to such Government Contract, (iii) all representations and certifications executed by the Company or a Subsidiary of the Company pertaining to such Government Contract or Government Bid were complete and correct as of their effective date and the Company or a Subsidiary of the Company has complied with all representations and certifications, (iv) neither the Company nor any Subsidiary of the Company has submitted any inaccurate, untruthful or misleading cost or pricing data, certification, bid, proposal, report, invoice, claim, or other information to a Government Authority, prime contractor, subcontractor, vendor or any other Person relating to any Government Contract or Government Bid, (v) neither a Government Authority nor any prime contractor, subcontractor, or any other Person has notified the Company or any Subsidiary of the Company, either in writing or orally, that the Company or any Subsidiary of the Company has breached or violated any Law, certification, representation, clause, provision or requirement pertaining to such Government Contract or Government Bid, (vi) a cancellation, termination for convenience, termination for default, suspension, stop work order, cure notice, or show cause notice is neither currently in effect nor does the Company have Knowledge that such action is being proposed or threatened, pertaining to such Government Contract, (vii) no cost claimed or proposed by the Company or any Subsidiary of the Company pertaining to any Government Contract or Government Bid is the subject of any audit or investigation nor does the Company have Knowledge that any such audit or investigation has been threatened, (viii) the Company has no information that any option with respect to such Government Contract will not be exercised or that any Government Contract will be terminated, cancelled, or will otherwise come to an end prior to the end of its stated term (including all option periods), (ix) there are no pending recommendations (draft or final) by any Government Authority auditor of which the Company has Knowledge to the effect that any cost claimed by the Company or any Subsidiary of the Company is unallowable, and (x) [the Company reasonably believes that] all amounts previously charged to or presently carried as chargeable to any cost-reimbursable Government Contract are allowable pursuant to 48 C.F.R. Part 31. Neither the Company nor any Subsidiary of the Company is in receipt or possession of any competitor or Government Authority’s proprietary or procurement sensitive information under circumstances where there is reason to believe that such receipt or possession is unlawful or unauthorized. Neither the Company nor any Subsidiary of the Company has misused or disclosed any classified information or any records subject to the Privacy Act (5 U.S.C. § 552a).

            (d) Neither the Company nor any Subsidiary nor any of their respective directors, officers, employees, consultants or agents is or has, during the past five (5) years, been under administrative, civil or criminal investigation, indictment or information by any Government Authority or subject to any audit or to the Company’s Knowledge investigation with respect to any alleged act or omission arising under or relating to any Government Contract or Government Bid. During the past five (5) years, neither the Company nor any Subsidiary of the Company has conducted or initiated any internal investigation or made a voluntary disclosure to any Government Authority with respect to any alleged act or omission arising under or relating to a Government Contract or Government Bid.

            (e) Section 2.8 of the Company Disclosure Schedule lists each draft and final audit report received by the Company or any Subsidiary of the Company during the past five (5) years with respect to the audit by any Government Authority of any Government Contract or of any indirect cost, other cost or cost accounting practice of the Company or any Subsidiary of the Company. The Company has made available to the Parent correct and complete copies of each such report.

            (f) Except as set forth in Section 2.8 of the Company Disclosure Schedule, there exist (i) no outstanding claims against the Company or any Subsidiary of the Company, either by any Government Authority or by any prime contractor, subcontractor, vendor or other Person, arising under or relating to any Government Contract or Government Bid, (ii) no delivery or performance problems with respect to any Government Contract, (iii) no claims or disputes between the Company (or any Subsidiary of the Company) and any Government Authority or between the Company (or any Subsidiary of the Company) and any prime contractor, subcontractor, vendor, or other Person, arising under or relating to any Government Contract or Government Bid, (iv) no circumstances in which the Company (or any Subsidiary of the Company) or any other party to a Government Contract has terminated, cancelled or waived any material term or condition of any Government Contract, (v) no projected cost overruns on any of the Government Contracts, (vi) no circumstances in which the Company or any Subsidiary of the Company has an interest in any pending or potential claim against any Government Authority or any prime contractor, subcontractor or vendor arising under or relating to any Government Contract or Government Bid, and (vii) no violations of the Anti-Deficiency Act (31 U.S.C. § 1341)pertaining to any Government Contract.

            (g) No money due to the Company or any Subsidiary of the Company pertaining to any Government Contract has been withheld or set off nor does the Company have Knowledge of any claim to withhold or set off money, and the Company or a Subsidiary of the Company is entitled to all progress payments received with respect thereto, and neither the Company nor any Subsidiary of the Company has received or expects to receive any requests with respect to any Government Contract for equitable adjustment.

            (h) Neither the Company nor any Subsidiary of the Company has been disqualified, debarred, or suspended from participation in the award of contracts with the Government or any Government Authority (excluding for this purpose ineligibility to bid on certain contracts due to generally applicable bidding requirements) nor are there facts or circumstances to the Knowledge of the Company and its Subsidiaries that would warrant the institution of disqualification, suspension, or debarment proceedings or the finding of nonresponsibility or ineligibility on the part of the Company or any Subsidiary of the Company or any of their respective directors, officers or employees.

            (i) The Company’s and each of its Subsidiary’s cost accounting, estimating proposal and indirect rate proposal, confidential and classified information access and maintenance, time-keeping and labor charging, wage classification and Fair Labor Standards Act exemption, and procurement systems and the associated entries reflected in the Company’s consolidated financial statements with respect to the Government Contracts and Government Bids, are in compliance in all material respects with all applicable Laws and Government Contract provisions, including, without limitation, applicable cost principles and applicable cost accounting standards.

            (j) Section 2.8 of the Company Disclosure Schedule contains a complete and correct list of all government-owned property at the Company’s and each of its Subsidiary’s facilities, including tooling and test equipment, provided under, necessary to perform the obligations under, or for which the Company or any Subsidiary of the Company is accountable under, any of the Government Contracts. All such government-owned equipment is administered, maintained, identified, tracked, used, managed, accounted for and disposed of by the Company in accordance with a government-approved property management system and is in the condition described therein.

            (k) The Company has delivered or made available to the Parent copies of all written negative past performance evaluations, comments or reviews by any Government Authority or any other Person in connection with any Government Contract , which copies were received by or made accessible to the Company within the last three (3) years.

            (l) Each employee, agent, consultant, or representative of the Company and all Subsidiaries of the Company required to possess a Government security clearance (“Security Clearance”) to engage in the performance of any Government Contract currently possesses a valid Security Clearance, has not, to the Knowledge of the Company, taken any action which would result in the termination of, and has taken all actions necessary to maintain the effectiveness of, such valid Security Clearance, and has possessed such Security Clearance since the date it was required.

            (m) Except as set forth in Section 2.8 of the Company Disclosure Schedule, none of the Company’s or any Company Subsidiary’s current Government Contracts was based in part on the Company’s or such Subsidiary’s status as a small business (including without limitation, a small disadvantaged business (“SDB”), a woman-owned small business (“WOSB”), or a Small Business Administration (“SBA”) Section 8(a) program participant). Neither the Company nor any Subsidiary of the Company is claiming eligibility as a small business, including eligibility as an SDB, a WOSB or SBA Section 8(a) Program participant, with respect to any pending Government Bid. Neither the Company nor any Subsidiary of the Company has ever been the subject of an SBA certificate of competency, size determination, size protest, size appeal or review of eligibility for SDB or SBA Section 8(a) status after initial entry into such program.

            (n) Except for those liens listed on Section 2.8 of the Company Disclosure Schedule made in accordance with 31 U.S.C. § 3727 (as amended), otherwise known as the Assignment of Claims Act, and 41 U.S.C. § 15 (as amended), otherwise known as the Assignment of Contracts Act, neither the Company nor any Subsidiary has assigned or otherwise conveyed or transferred, or agreed to assign, convey, or transfer to any Person, any right, title or interest in or to any of the Government Contracts or Government Bids, or any account receivable relating thereto, whether as a security interest or otherwise.

            (o) To the Knowledge of the Company, all technical data, computer software and computer software documentation (as those terms are defined under the Federal Acquisition Regulation and its supplemental regulations) developed, delivered, or used under or in connection with the Government Contracts have been properly and sufficiently marked and protected so that no more than the minimum rights or licenses required under applicable regulations and Government Contract terms, if any, have been provided. All disclosures, elections, and notices required by applicable regulations and contract terms to protect ownership of inventions developed, conceived or first actually reduced to practice under Government Contracts have been made and provided.

            (p) Section 2.8 of the Company Disclosure Schedule sets forth all of the Company’s and each Company Subsidiary’s contingent fee agreements relating to its Government sales and marketing efforts. Except as set forth in Section 2.8 of the Company Disclosure Schedule, each such arrangement has been properly disclosed to the appropriate Government Authority.

        2.9 Compliance with Laws. The Company and each Subsidiary of the Company has complied and is currently in compliance with all Laws, regulations, rules, orders, permits, judgments, decrees and other requirements and policies imposed by any Government Authority, including but not limited to the False Claims Act (31 U.S.C. § 3729), the anti-fraud provisions of the Contract Disputes Act (41 U.S.C. § 604), the Anti-Kickback Act (41 U.S.C. §§ 51 — 58), the Federal Election Campaign Act (2 U.S.C. § 431), the Sherman Act (15 U.S.C. § 1), the Clayton Act (15 U.S.C. § 12), the Truth in Negotiations Act (10 U.S.C. § 2306a, 41 U.S.C. § 254b), the Services Contract Act (41 U.S.C. § 351), Procurement Integrity Act (41 U.S.C. § 423), the Byrd Amendment (31 U.S.C. § 1352), and each act’s respective regulations, and to the Knowledge of the Company there are no violations of any other ethical requirement applicable to the Company or any Subsidiary of the Company. Neither the Company, nor any Subsidiary of the Company, nor any of their respective employees, directors, officers, partners, principals, agents or assignees, have committed (or taken any action to promote or conceal) any violation of the Foreign Corrupt Practices Act of the United States. All Approvals are in full force and effect and the Company and each Subsidiary of the Company is and has at all times been in compliance with the terms thereof. Section 2.9 of the Company Disclosure Schedule sets forth all Approvals held by the Company and each Subsidiary of the Company which terminate or become renewable at any time prior to the first anniversary of the date of this Agreement and, except as set forth on Section 2.9 of the Company Disclosure Schedule to the Knowledge of the Company, there are no facts or circumstances in existence which are reasonably likely to prevent the Company or such Subsidiary from renewing each such Approval. Neither the Company nor any Subsidiary of the Company has received any notice or citation for noncompliance with any of the foregoing in this Section 2.9, and to the Knowledge of the Company there exists no condition, situation or circumstance, nor to the Knowledge of the Company has there existed such a condition, situation or circumstance, which, after notice or lapse of time, or both, would constitute noncompliance with or give rise to future Liability with regard to any of the foregoing in this Section 2.9.

        2.10 SEC Filings; Financial Statements.

            (a) The Company has filed with the SEC all forms, reports, schedules, statements and documents required to be filed with the U.S. Securities and Exchange Commission (“SEC”) since December 31, 2000 and all certifications and statements required by (x) Rule 13a-14 or 15d-14 under the Exchange Act or (y) 18 U.S.C. Section 1350 (Section 906 of the Sarbanes-Oxley Act of 2002) (such forms, reports, schedules, statements, documents and certifications, as they have been amended, the “Company SEC Reports”) pursuant to the federal securities Laws and the Regulations of the SEC promulgated thereunder, and all Company SEC Reports have been filed in all material respects on a timely basis. Since January 1, 2001, there have been no comment letters received by the Company from the staff of the SEC or responses to such comment letters by or on behalf of the Company, that have not been provided to the Parent. The Company maintains disclosure controls and procedures required by Rule 13a-15 or 15d-15 under the Exchange Act and such controls and procedures are designed to ensure that material information relating to the Company, including its Subsidiaries, required to be disclosed in the reports it files or submits under the Exchange Act is accumulated and communicated to the Company’s principal executive officer and principal financial officer to allow timely decisions regarding financial disclosure. Other than as explained in the Company’s Annual Report on Form 10-KSB for the year ended December 31, 2004, as amended, the Company SEC Reports were prepared in accordance, and complied as of their respective filing dates in all material respects, with the requirements of the Exchange Act and the Securities Act and the Regulations (as defined herein) promulgated thereunder and did not at the time they were filed (or if amended or superseded by a filing prior to the date hereof, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. None of the Company’s Subsidiaries has filed, or is obligated to file, any forms, reports, schedules, statements or other documents with the SEC. As used in this Section 2.10, the term “file” shall be broadly construed to include any manner in which a document or information is furnished, supplied or otherwise made available in writing to the SEC or to the staff thereof.

            (b) Except as set forth in Section 2.10 of the Company Disclosure Schedule, each of the audited and unaudited consolidated financial statements (including, in each case, any related notes thereto) contained in the Company SEC Reports (collectively, the “Financial Statements”) (i) complied in all material respects with applicable accounting requirements and the published Regulations of the SEC with respect thereto, (ii) were prepared in accordance with GAAP (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis throughout the periods involved (except as may be expressly described in the notes thereto) and (iii) fairly present the consolidated financial position of the Company and its Subsidiaries as at the respective dates thereof and the consolidated results of its operations and cash flows for the periods indicated, except that the unaudited interim financial statements included in the Company’s Form 10-Q reports were or are subject to normal and recurring year-end adjustments that have not been and are not expected to be material to the Company. All accounts receivable of the Company have been properly included on the Balance Sheets, including the Closing Balance Sheet, in accordance with GAAP.

            (c) Section 2.10 of the Company Disclosure Schedule contains a description of all non-audit services performed by the Company’s auditors for the Company and its Subsidiaries since the beginning of the immediately preceding fiscal year of the Company and the fees paid for such services; all such non-audit services were approved as required by Section 202 of the Sarbanes-Oxley Act of 2002. In the reasonable opinion of the Company’s audit committee, the fees paid to and the services performed by the Company’s auditors relating to such non-audit services as described on Section 2.10 of the Company Disclosure Schedule do not impair such auditor’s independence. The Company has delivered or made available to Parent copies of all policies, manuals and other documents promulgating the Company’s internal accounting controls. Section 2.10 of the Company Disclosure Schedule lists, and the Company has delivered or made available to Parent copies of the documents creating or governing, all of the Company’s off-balance sheet arrangements.

            (d) Neither the Company nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, partnership agreement or any similar Contract (including any Contract relating to any transaction, arrangement or relationship between or among the Company or any of its Subsidiaries, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or person, on the other hand) where a purpose or intended effect of such arrangement is to avoid disclosure of any material transaction involving the Company or any of its Subsidiaries in the Company Financial Statements.

            (e) Except as set forth in Section 2.10 of the Company Disclosure Schedule, since the date of the Company’s last proxy statement filed with the SEC, no event has occurred as of the date hereof that would be required to be reported by the Company pursuant to Item 404 of Regulation S-K promulgated by the SEC. Since July 30, 2002, neither the Company nor any of its Subsidiaries, has, directly or indirectly, made or arranged for any extension or maintaining of credit, or renewal of any extension of credit, in the form of a personal loan to or for any director or executive officer of the Company in contravention of Section 402 of the Sarbanes-Oxley Act of 2002.

        2.11 Absence of Certain Changes or Events.

            (a) Except as described in Section 2.11(a) of the Company Disclosure Schedule, since December 31, 2003, the Company and its Subsidiaries have conducted their businesses only in the ordinary and usual course and in a manner consistent with past practice, and, since such date, there has not been any change, development, circumstance, condition, event, occurrence, damage, destruction or loss that has had or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

            (b) Except as described in Section 2.11(b) of the Company Disclosure Schedule, during the period from December 31, 2003 to the date hereof, (i) there has not been any change by the Company in its accounting methods, principles or practices, any revaluation by the Company of any of its assets, including writing down the value of inventory or writing off notes or accounts receivable, and (ii) there has not been any action or event, and neither the Company nor any of its Subsidiaries has agreed in writing or otherwise to take any action, that would have required the consent of Parent pursuant to Section 4.1 had such action or event occurred or been taken after the date hereof and prior to the Effective Time. To the Knowledge of the Company, the loss reserves on each Balance Sheet accurately reflect the estimated costs as of the date of such Balance Sheet to complete each Material Agreement.

        2.12 No Undisclosed Liabilities. Neither the Company nor any of its Subsidiaries has any liabilities or obligations of any nature (whether absolute, accrued, fixed, contingent or otherwise), and there is no existing fact, condition or circumstance which could reasonably be expected to result in such liabilities or obligations, except liabilities or obligations (i) disclosed in the Company SEC Reports filed and publicly available prior to the date hereof, (ii) disclosed in Section 2.12 of the Company Disclosure Schedule, or (iii) incurred in the ordinary course of business since December 31, 2004 which do not have, and could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

        2.13 Litigation. Except as described in Section 2.13 of the Company Disclosure Schedule or expressly described in the Company SEC Reports filed and publicly available prior to the date hereof, there is no Litigation pending on behalf of or against or, to the Knowledge of the Company, threatened against the Company, any of its Subsidiaries, or any of their respective properties or rights. Neither the Company nor any of its Subsidiaries is subject to any outstanding Litigation or Order which, individually or in the aggregate, has had or could reasonably be expected to have a Material Adverse Effect.

        2.14 Employee Benefit Plans.

            (a) Section 2.14 of the Company Disclosure Schedule lists: (i) each plan fund, program, agreement or arrangement for the provision of executive compensation, deferred or incentive compensation, profit sharing, stock bonus, bonus, stock option, stock purchase, termination, salary continuation, employee assistance, supplemental retirement, severance, vacation, sickness, disability, death, fringe benefit, insurance, medical or other benefits (whether provided through insurance, on a funded or unfunded basis, or otherwise) to any current or former employee, director, consultant or independent contractor, or any dependent, survivor or beneficiary with respect to any of the foregoing, which is currently maintained, administered or contributed to by the Company or any ERISA Affiliate (as defined herein) of the Company, whether or not legally binding; (ii) each Employee Pension Benefit Plan (as defined herein) which has been maintained, administered or contributed to by the Company or any ERISA Affiliate in the past six (6) years (the “Pension Plans”); and (iii) each Employee Welfare Benefit Plan (as defined herein) which is currently maintained, administered or contributed to by the Company in the past six (6) years or any ERISA Affiliate (such plans, together with Employee Welfare Benefit Plans which were previously maintained, administered or contributed to by the Company or an ERISA Affiliate are hereinafter referred to as the “Welfare Plans”) (collectively, all arrangements described in this Section 2.14 are hereinafter referred to as the “Benefit Plans”).

            (b) Each Benefit Plan (and each related trust, insurance contract or fund) has been maintained, funded and administered in all material respects in accordance with its governing instruments and is in compliance with all applicable Laws, including but not limited to ERISA and the Code.

            (c) Each Pension Plan which is intended to qualify under Section 401(a) of the Code so qualifies and each related trust is exempt from taxation under Code Section 501(a).

            (d) To the Knowledge of the Company, all contributions, premiums or other payments due under the terms of each Benefit Plan or required by applicable Law have been made within the time due. All unpaid amounts attributable to any such Benefit Plan for any period prior to the Closing Date will be accrued on the Company’s consolidated books and records in accordance with GAAP and, except to the extent of such accruals, neither the Company nor any Subsidiary of the Company has, to its Knowledge, any Liability arising out of or in connection with the form or operation of the Benefit Plans or benefits accrued thereunder on or prior to the Closing Date.

            (e) There have been no Prohibited Transactions (as defined herein) with respect to any Benefit Plan which could result in Liability to the Company, its ERISA Affiliates, or any of their respective employees. To the Knowledge of the Company, there has been no breach of fiduciary duty (including violations under Part 4 of Title I of ERISA) with respect to any Benefit Plan which could result in Liability to the Company, its ERISA Affiliates or any of their respective employees. No action, suit, proceeding, hearing or investigation relating to any Benefit Plan (other than routine claims for benefits which could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect) is pending or, to the Knowledge of the Company, has been threatened, and the Company has no Knowledge of any fact that would reasonably be expected to form the basis for such action, suit, proceeding, hearing or investigation. To the Knowledge of the Company, no matters are currently pending with respect to any Benefit Plan under the Employee Plans Compliance Resolution System maintained by the IRS or any similar program maintained by any other Government Authority.

            (f) Neither the Company nor any ERISA Affiliate has within the last six (6) years sponsored, maintained, contributed to, had any obligation to contribute to, or had any other Liability under or with respect to, any Employee Pension Benefit Plan covered by Title IV of ERISA, Section 302 of ERISA or Section 412 of the Code. Neither the Company nor any ERISA Affiliate has ever had any Liability under or with respect to any “multiemployer plan” as defined in ERISA Section 3(37) or any “multiple employer welfare arrangement” as defined in Section 3(40)(A) of ERISA.

            (g) Neither the Company nor any ERISA Affiliate has within the last six (6) years sponsored, maintained, administered, contributed to, had any obligation to contribute to, or had any other Liability under or with respect to, any Employee Welfare Benefit Plan which provides health, life or other coverage for former directors, officers or employees (or any spouse or former spouse or other dependent thereof), other than benefits required by COBRA.

            (h) Neither the Company nor any ERISA Affiliate has within the last six (6) years maintained a “voluntary employees beneficiary association” within the meaning of Section 501(c)(9) of the Code or any other “welfare benefit fund” as defined in Section 419(e) of the Code.

            (i) All reports and information relating to each Benefit Plan required to be filed with a Government Authority, including copies of the Benefits Plans, all required schedules, and any audits with respect to such Benefits Plans, have been accurately and timely filed within the last three (3) years; all reports and information relating to each such Benefit Plan required to be disclosed or provided to participants or their beneficiaries, including all Summary Annual Reports, have been timely disclosed or provided, and there are no restrictions on the right of the Company or any ERISA Affiliate to terminate or decrease (prospectively) the level of benefits under any Benefit Plan after the Closing Date without Liability to any participant or beneficiary thereunder.

            (j) There has been delivered or made available to Parent, with respect to each Benefit Plan disclosed in Section 2.14 of the Company Disclosure Schedule (the “Scheduled Benefit Plans”), the following: (i) a copy of the annual report (if required under ERISA) with respect to each such Scheduled Benefit Plan for the last three (3) years (including all schedules and attachments); (ii) a copy of the summary plan description, together with each summary of material modification required under ERISA with respect to such Scheduled Benefit Plan; (iii) a true and complete copy of each written Scheduled Benefit Plan and, with respect to Pension Plans, each written plan document and all amendments thereto which have been adopted since the inception of such plan; (iv) all trust agreements, insurance contracts, and similar instruments with respect to each funded or insured Scheduled Benefit Plan; (v) copies of all nondiscrimination and top-heavy testing reports, if any, for the last three (3) plan years with respect to each Scheduled Benefit Plan that is subject to nondiscrimination and/or top-heavy testing; (vi) any investment management agreements, administrative services contracts or similar agreements relating to the ongoing administration and investment of any Scheduled Benefit Plan; and (vii) a copy of each Determination Letters received from the IRS within the last three (3) years for any Benefit Plan.

            (k) With respect to any distributions from Benefit Plans, (i) all notice requirements and election forms required under both ERISA and the Code have been complied with by the Company, and (ii) all federal and state income tax withholding and reporting have been complied with by the Company. The Company has complied with all requirements of any qualified domestic relations orders and qualified medical child support orders.

            (l) Each ERISA Affiliate is identified on Section 2.14 of the Company Disclosure Schedule.

            (m) Each Benefit Plan sponsored by the Company or any Subsidiary of the Company is terminable at the discretion of such entity with no more than thirty (30) days advance notice and without cost to such entity. The Company and each Subsidiary of the Company may, without cost, withdraw their employees, directors, officers and consultants from any Benefit Plan which is not sponsored by such entity. Subject to the execution of an Amendment to the Executive Change in Control Agreement by various officers and waivers of rights by certain option holders under the Company Option Plan, no Benefit Plan has any provision which could increase or accelerate benefits or any provision which could increase Liability to the Company or any Subsidiary of the Company or the Parent as a result of the transactions contemplated hereby, alone or together with any other event. To the Knowledge of the Company, no officer, director, agent or employee of the Company or any ERISA Affiliate has made any oral or written representation which is inconsistent with the terms of any Benefit Plan.

        2.15 Employee Matters.

            (a) Section 2.15 of the Company Disclosure Schedule contains a complete and correct list of all employees of the Company or any Subsidiary of the Company, their respective titles as of the date hereof (the “Company Employees”), the 2004 compensation paid to each such employee, the date and amount of each such employee’s most recent salary increase, the date of employment of each such employee and the accrued vacation time and sick leave or other paid time off of each such employee. Except as set forth on Section 2.15 of the Company Disclosure Schedule, (i) the terms of employment or engagement of all directors, officers, Company Employees, agents, consultants and professional advisers of the Company or any Subsidiary of the Company are such that their employment or engagement may be terminated at will with notice given at any time and without Liability for payment of compensation or damages, (ii) there are no severance payments which are or could become payable by the Company or any Subsidiary of the Company to any such person under the terms of any oral or written agreement or commitment or any Law, custom, trade or practice, (iii) there are no other agreements, contracts or commitments, oral or written, between the Company or any Subsidiary of the Company and any such person, (iv) as of the date hereof, except as set forth on Section 2.15 of the Company Disclosure Schedule and except for employees the Parent has identified to the Company for purposes of this representation, to the Knowledge of the Company, no executive officer or material number of management level or senior technical employees of the Company or any Subsidiary of the Company has any plans to terminate his, her or their employment or relationship with the Company or any Subsidiary of the Company and (v) to the Knowledge of the Company, there are no agreements between any Company employee and any other Person which would restrict, in any manner, such Person’s ability to perform services for the Company or any Subsidiary of the Company or the Parent or the right of any of them to compete with any Person or the right of any of them to sell to or purchase from any other Person.

            (b) Neither the Company nor any Subsidiary of the Company is currently, or has ever been, bound by or subject to (and none of their respective assets or properties are bound by or subject to) any arrangement with any labor union or other collective bargaining representative. No employee of the Company or any Subsidiary of the Company is or has ever been represented by any labor union or covered by any collective bargaining agreement while employed by the Company or any Subsidiary of the Company and no campaign to establish such representation is in progress. With respect to the Company or any Subsidiary of the Company, there is no pending or, to the Knowledge of the Company, threatened (i) strike, slowdown, picketing, work stoppage or employee grievance process, (ii) material charge, grievance proceeding or other claim against or affecting the Company or any Subsidiary of the Company relating to the alleged violation of any Law pertaining to labor relations or employment matters, including any charge or complaint filed by an employee or union with the National Labor Relations Board, the Equal Employment Opportunity Commission or any comparable Government Authority, (iii) union organizational activity or other labor or employment dispute against or affecting the Company or any Subsidiary of the Company, or (iv) application for certification of a collective bargaining agent.

            (c) Except as set forth on Section 2.15 of the Company Disclosure Schedule, to the Knowledge of the Company, the Company and each Subsidiary of the Company is and has been in material compliance with all applicable Laws respecting employment and employment practices, terms and conditions of employment, and wages and hours, including, without limitation, any such Laws regarding employment documentation, equal employment opportunities, fair employment practices, plant closings and mass layoffs, sexual harassment, discrimination based on sex, race, disability, health status, pregnancy, religion, national origin, age or other tortious conduct, workers’ compensation, family and medical leave, the Immigration Reform and Control Act, and occupational safety and health requirements, and neither the Company nor any Subsidiary of the Company has engaged in any unfair labor practice. Neither the Company nor any Subsidiary of the Company is nor has been liable for the payment of any compensation, damages, taxes, fines, penalties or other amounts, however designated, for failure to comply with any of the foregoing. All Persons classified by the Company or any Subsidiary of the Company as independent contractors do satisfy and have satisfied the requirements of Law to be so classified, and the Company or any Subsidiary of the Company has fully and accurately reported its compensation on IRS Forms 1099 when required to do so. No individual who has performed services for or on behalf of the Company or any Subsidiary of the Company and who has been treated by the Company or any Subsidiary of the Company as an independent contractor, is classifiable as a “leased employee” within the meaning of Section 414(n)(2) of the Code with respect to the Company.

            (d) To the Knowledge of the Company, no third party has claimed or has reason to claim that any person employed by or affiliated with the Company or any Subsidiary of the Company has (i) violated any of the terms or conditions of his employment, non-competition, non-solicitation or non-disclosure agreement with such third party, (ii) disclosed or utilized any trade secret or proprietary information or documentation of such third party, or (iii) interfered in the employment relationship between such third party and any of its present or former employees. To the Knowledge of the Company, no person employed by or affiliated with the Company or any Subsidiary of the Company has employed or has proposed to employ any trade secret or any information or documentation proprietary to any former employer or violated any confidential relationship which such person may have had with any third party, in connection with the development, manufacture or sale of any Product (as defined herein) or proposed Product or the development or sale of any service or proposed service of the Company or any Subsidiary of the Company.

            (e) Section 2.15 of the Company Disclosure Schedule lists all the Company Employees who are currently on leave relating to work-related injuries and/or receiving disability benefits under any Benefit Plan.

        2.16 Proxy Statement. None of the information supplied by the Company for inclusion in the Proxy Statement (as defined in Section 5.1) shall, on the date the Proxy Statement is first mailed to the Company shareholders, at the time of the Company Shareholders’ Meeting (as defined in Section 5.2) or at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not false or misleading or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the Company Shareholders’ Meeting which has become false or misleading. The Proxy Statement shall comply in all material respects as to form and substance with the requirements of the Exchange Act and the Regulations promulgated thereunder. The Company makes no representation or warranty with respect to any information supplied by Parent or Merger Sub which is contained in the Proxy Statement.

        2.17 Absence of Restrictions on Business Activities. Except as set forth in Section 2.17 of the Company Disclosure Schedule, there is no agreement, contract, or Order binding upon the Company or any of its Subsidiaries or any of their assets or properties which has had or could reasonably be expected to have the effect of prohibiting or impairing any business practice of the Company or any of its Subsidiaries or the conduct of business by the Company or any of its Subsidiaries as currently conducted or as proposed to be conducted by the Company or any of its Subsidiaries. Except as set forth in Section 2.17 of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries is subject to any non-competition, non-solicitation or similar restriction on their respective businesses.

        2.18 Title to Assets; Leases.

            (a) Except as described in Section 2.18(a) of the Company Disclosure Schedule, the Company and each of its Subsidiaries has good and marketable title to all of their real or personal properties (whether owned or leased) and assets, free and clear of all Liens.

            (b) Section 2.18(b) of the Company Disclosure Schedule contains a list of all of the real property and interests in real property owned by the Company or any of its Subsidiaries and all leases of real property to which the Company or any Subsidiary is a party or by which any of them holds a leasehold interest (collectively, “Real Property”). Except as set forth in Section 2.18(b) of the Company Disclosure Schedule, (i) each Real Property lease to which the Company or any of its Subsidiaries is a party is in full force and effect in accordance with its terms, (ii) all rents and additional rents due to date from the Company or a Subsidiary on each such lease have been paid and the Company or each Subsidiary has complied with all other obligations thereunder, (iii) neither the Company nor any Subsidiary has received written notice that it is in material default thereunder, and (iv) there exists no default by the Company or any Subsidiary under such lease. There are no leases, subleases, licenses, concessions or any other agreements or commitments to which the Company or a Subsidiary is a party granting to any Person other than the Company or a Subsidiary any right to possession, use, occupancy or enjoyment of any of the Real Property or any portion thereof. None of the Company nor any of its Subsidiaries is obligated under or bound by any option, right or first refusal, purchase Contract, or other Contract to sell or otherwise dispose of any Real Property or any other interest in any Real Property. Neither the Company nor any Subsidiary owns any Real Property.

        2.19 Taxes.

            (a) Except as otherwise listed in Section 2.19 of the Company Disclosure Schedule, the Company and each Subsidiary of the Company have filed on a timely basis all Tax Returns each is required to have filed for any tax year ending in 2001 to the Closing Date. All such Tax Returns are correct and complete in all respects. All Taxes required to have been paid by the Company or any Subsidiary of the Company (whether or not shown on any Tax Return) have been paid on a timely basis. To the Knowledge of the Company, except as otherwise listed in Section 2.19 of the Company Disclosure Schedule, no claim has ever been made for any tax year ending in 2001 to the Closing Date by a Government Authority in a jurisdiction where the Company or any Subsidiary of the Company does not file Tax Returns that it is or may be subject to taxation by that jurisdiction. Neither the Company nor any Subsidiary of the Company has commenced activities in any jurisdiction which will result in an initial filing of any Tax Return with respect to Taxes imposed by a Government Authority that it had not previously been required to file in the immediately preceding taxable period. Neither the Company nor any Subsidiary of the Company has requested or obtained any extension of time within which to file any Tax Return, which Tax Return has not since been filed. There are no Liens on any of the assets of the Company or any Subsidiary of the Company that arose in connection with any failure (or alleged failure) to pay any Tax.

            (b) The Company and each Subsidiary of the Company have complied in all respects with all applicable Laws, rules and regulations relating to withholding Taxes and information returns, including, without limitation, the withholding and reporting requirements under Sections 1441 through 1464, 3401 through 3406, and 6041 through 6048 of the Code, as well as any similar provisions under any other laws, and has, within the time and manner prescribed by law, withheld from employee wages and other payments and paid over to the proper Government Authority all amounts required to have been so withheld and paid.

            (c) To the Knowledge of the Company, there are no existing circumstances which reasonably may be expected to result in the assertion of any claim for Taxes against the Company or any Subsidiary of the Company by any Government Authority with respect to any period for which Tax Returns are required to have been filed or Tax is required to have been paid. There is no audit or other proceeding presently pending or to the Knowledge of the Company, threatened with regard to any Tax or Tax Return of the Company or any Subsidiary of the Company. Neither the Company nor any Subsidiary of the Company has received a written ruling from or entered into a written agreement with a Government Authority relating to any Tax that could have a continuing effect with respect to any taxable period for which the Company or any Subsidiary of the Company has not filed a Tax Return. To the Knowledge of the Company, no issue has been raised by any Government Authority with respect to Taxes of the Company or any Subsidiary of the Company in any prior examination which, by application of the same or similar principles, could reasonably be expected to result in a proposed deficiency for any other taxable period.

            (d) No agreement, waiver or other document or arrangement extending, or having the effect of extending, the period for assessment or collection of Taxes (including, but not limited to, any applicable statute of limitation), has been executed or filed with any Government Authority by or on behalf of the Company or any Subsidiary of the Company that has continuing effect; and no power of attorney with respect to any Tax matter relating to the Company or any Subsidiary of the Company is currently in force.

            (e) Neither the Company nor any Subsidiary of the Company has filed any consent or entered into any agreement under Section 341(f) of the Code with respect to any of its assets.

            (f) Except as set forth in Section 2.19 of the Company Disclosure Schedule, neither the Company nor any Subsidiary of the Company is a party to any contract, agreement, plan or arrangement requiring it to make payments to any person that would be a “parachute payment” (within the meaning of Section 280G of the Code) by reason of the consummation of the transactions contemplated by this Agreement. Neither the Company nor any Subsidiary of the Company is a party to any agreement, contract, arrangement or plan that will result, separately or in the aggregate, in the payment of after the Closing Date that could require any payment (or be deemed to give rise to any payment) that would be a parachute payment.

            (g) Neither the Company nor any Subsidiary of the Company has made, agreed to make or is required to make any change in method of accounting of the Company or any Subsidiary of the Company used by it in any Tax Return filed by the Company or any Subsidiary of the Company which would require the Company or any Subsidiary of the Company to make an adjustment to its income pursuant to Section 481(a) of the Code (or any similar provision) on any Tax Return for any taxable period for which the Company or any Subsidiary of the Company has not yet filed a Tax Return; and neither is there any application pending with any Government Authority requesting permission for the Company or any Subsidiary of the Company to make any change in any accounting method, nor has the Company or any Subsidiary of the Company received any notice that a Government Authority proposes to require a change in method of accounting used in any Tax Return which has been filed by the Company or any Subsidiary of the Company.

            (h) Neither the Company nor any Subsidiary of the Company is or has been a party to any Tax allocation, Tax sharing or similar agreement or arrangement. Neither the Company nor any Subsidiary of the Company (i) has been a member of an “affiliated group” (within the meaning of Section 1504 of the Code) filing a consolidated federal income Tax Return, or (ii) has any Liability for Taxes owing by any other Person, including, without limitation (A) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local, or foreign law), (B) as a transferee or successor, or (C) by contract.

            (i) Neither the Company nor any Subsidiary of the Company has taken any action not in accordance with past practice that would have the effect of deferring a measure of Tax from a period (or portion thereof) ending on or prior to the Closing Date to a period (or portion thereof) beginning after the Closing Date. Neither the Company nor any Subsidiary of the Company has any deferred income or Tax Liability arising out of any transaction, including without limitation, any (i) intercompany transaction (as defined in Treasury Regulation Section 1.1502-13), or (ii) the disposal of any property in a transaction accounted for under the installment method pursuant to Section 453 of the Code, except to the extent adequately reserved for on its Balance Sheet.

            (j) Section 2.19 of the Company Disclosure Schedule identifies all Tax Returns that the Company or any Subsidiary of the Company has filed and the taxable period covered by each such Tax Return, and identifies those Tax Returns or periods that have been audited or are currently the subject of an audit by a Government Authority. The Company has provided to the Parent complete and accurate copies of all of the following materials that relate to Tax periods ending after January 1, 2000: (A) all income Tax Returns filed by or with respect to the Company or any Subsidiary of the Company, (B) all elections relating to Taxes which have continuing effect for taxable years ending after the Closing Date filed by or on behalf of the Company or any Subsidiary of the Company with any Government Authority (other than elections which are included in or apparent from Tax Returns referred to in (A) above), (C) all examination reports relating to Taxes of the Company or any Subsidiary of the Company, and (D) all statements of Taxes assessed against the Company or any Subsidiary of the Company. To the extent requested, the Company has made available to the Parent complete and accurate copies of all Tax documents.

            (k) Neither the Company nor any Subsidiary of the Company has been a United States real property holding corporation within the meaning of Code Section 897(c)(2) at any time during the preceding five (5) years.

            (l) No property owned by the Company or any Subsidiary of the Company is (i) property required to be treated as being owned by another Person pursuant to the provisions of Section 168(f)(8) of the Internal Revenue Code of 1954, as amended and in effect immediately prior to the enactment of the Tax Reform Act of 1986, (ii) “tax-exempt use property” within the meaning of Section 168(h)(1) of the Code or (iii) is “tax-exempt bond financed property” within the meaning of Section 168(g) of the Code.

            (m) Neither the Company nor any Subsidiary of the Company has constituted either a “distributing corporation” or a “controlled corporation” within the meaning of Section 355(a)(1)(A) of the Code in a distribution qualifying (or intended to qualify) under Section 355 of the Code (or so much of Section 356 as relates to Section 355).

            (n) Neither the Company nor any Subsidiary of the Company has had at any time any “net unrealized built-in gain” within the meaning of Section 1374(d) of the Code that would give rise to taxation pursuant to Section 1374 of the Code (or comparable provisions of state law) if all of the assets of the Company or such Subsidiary were disposed of as of the Closing Date at their respective fair market values.

        2.20 Environmental and Safety Matters. The Company and each Subsidiary of the Company has conducted its business in compliance in all material respects with all applicable Environmental Laws. None of the properties currently or, to the Knowledge of the Company, formerly owned or operated by the Company or any Subsidiary of the Company contain any Hazardous Substance in amounts exceeding the levels permitted by applicable Environmental Laws. Neither the Company nor any Subsidiary of the Company has received any notices, demand letters or requests for information from any Government Authority or other Person, indicating that the Company or any Subsidiary of the Company may be in violation of, or liable under, any Environmental Law. There are no civil, criminal or administrative actions, suits, demands, claims, hearings, investigations or proceedings pending or, to the Knowledge of the Company, threatened against the Company or any Subsidiary of the Company relating to any violation, or alleged violation, of any Environmental Law. No reports have been filed, or are required to be filed, by the Company or any Subsidiary of the Company concerning the Release (as defined herein) of any Hazardous Substance (as defined herein) or the threatened or actual violation of any Environmental Law. No Hazardous Substance has been disposed of, Released or transported in violation of any applicable Environmental Law from any properties owned by the Company or any Subsidiary of the Company. No remediation or investigation of Hazardous Substances is occurring at any property owned or operated, or to the Knowledge of the Company formerly owned or operated, by the Company or any Subsidiary of the Company. Neither the Company nor any Subsidiary of the Company nor any of their respective properties are subject to any Liabilities relating to any suit, settlement, court order, administrative order, regulatory requirement, judgment or claim asserted or arising under any Environmental Law.

        2.21 Intellectual Property.

            (a) The Company or a Subsidiary of the Company has sole title to and ownership of, or possesses legally enforceable rights to use under valid and subsisting written license agreements, all Company Intellectual Property Rights (as defined herein), and neither the Company nor any of its Subsidiaries have misappropriated, been in conflict with or infringed upon the Intellectual Property Rights (as defined herein) of others. The Company and its Subsidiaries are the sole and exclusive owners of the Company Intellectual Property Rights free and clear of any Liens or other rights or claims of others, except for Third Party Intellectual Property Rights (as defined herein). To the Knowledge of the Company, none of the Company Intellectual Property Rights is being infringed by activities, products or services of, or is being misappropriated by, any third party.

            (b) Section 2.21 of the Company Disclosure Schedule lists (i) all material items of Company Intellectual Property Rights, including, without limitation, all applications and registrations relating to the Company Intellectual Property Rights, including, without limitation, all patents and patent applications (including provisional applications, continuations and continuations-in-part) and all trademarks, service marks, trade names, fictitious names, service marks and copyright registrations owned by, or licensed exclusively to, the Company and its Subsidiaries; (ii) all material items of Third Party Intellectual Property Rights; and (iii) all agreements or other arrangements under which the Company or a Subsidiary of the Company has provided or agreed to provide or make available object or source code to any Product to any third party, including, without limitation, to end-users (other than End-User Licenses (as defined under Section 2.21(d) below)). The Company has made available to the Parent correct and complete copies of all registrations and applications and all licenses, sublicenses and agreements relating to the Company Intellectual Property Rights, each as amended to date. Neither the Company nor any Subsidiary of the Company is a party to any oral license, sublicense or other agreement which, if reduced to written form, would be required to be listed in Section 2.21 of the Company Disclosure Schedule under the terms of this Section 2.21.

            (c) Except as set forth in Section 2.21 of the Company Disclosure Schedule, with respect to each item of Third Party Intellectual Property Rights, there are no royalty, commission or other executory payment agreements, arrangements or understandings relating to such item.

            (d) The Company has made available to the Buyer copies of the Company’s and its Subsidiaries’ standard forms of end-user license agreements (“End-User Licenses”). Except as disclosed in Section 2.21 of the Company Disclosure Schedule (which describes the material variations from the standard form of End-User License), as of the date hereof, neither the Company nor any Subsidiary of the Company has entered into any End-User Licenses which contain terms materially different than as set forth in the standard forms of such agreements made available to the Parent. Except as set forth in Section 2.21 of the Company Disclosure Schedule, to the Knowledge of the Company there is no Malicious Code (as defined herein) nor any material errors, omissions, issues or defects in the Products, and to the Knowledge of the Company there are no material errors in any documentation, specifications, manuals, user guides, promotional material, internal notes and memos, technical documentation, drawings, flow charts, diagrams, source language statements, demo disks, benchmark test results, and other written materials related to, associated with or used or produced in the development of the Products. Except as set forth in Section 2.21 of the Company Disclosure Schedule, neither the Company nor any Subsidiary of the Company has made any material oral or written representations or warranties with respect to its Products or services.

            (e) The Company and each Subsidiary of the Company has used commercially reasonable efforts to protect and enforce its trade secrets and otherwise to safeguard and maintain the secrecy and confidentiality of all Company Intellectual Property Rights. All officers, employees and consultants of the Company and each Subsidiary of the Company who have had access to proprietary information or Company Intellectual Property Rights have executed and delivered to the Company or such Subsidiary of the Company agreements (copies of which have been provided to the Parent) to maintain the confidentiality of the Company Intellectual Property Rights and to assign to the Company or such Subsidiary of the Company all Intellectual Property Rights arising from the services performed for the Company or such Subsidiary of the Company by such persons. No current or prior officers, employees or consultants of the Company or any Subsidiary of the Company have claimed any ownership interest in any Company Intellectual Property Rights as a result of having been involved in the development of such property while employed by or consulting to the Company or such Subsidiary of the Company, or otherwise. To the Knowledge of the Company, there has been no violation of the trade secrets program or policies of the Company or any Subsidiary of the Company or any confidentiality or nondisclosure agreement relating to the Company Intellectual Property Rights. Except as set forth in Section 2.21 of the Company Disclosure Schedule and except for the Third Party Intellectual Property Rights, all Company Intellectual Property Rights have been developed by employees of the Company or a Subsidiary of the Company, within the course and scope of their employment.

            (f) No Federal, state, local or other government funding or university or college facilities were used in the development of any of the Products and such software was not developed pursuant to any contract or other agreement with any Person except pursuant to contracts or agreements listed in Section 2.21 of the Company Disclosure Schedule.

        2.22 Insurance. Section 2.22 of the Company Disclosure Schedule sets forth a true and complete list of all material insurance policies and fidelity bonds covering the assets, business, equipment, properties, operations, employees, officers and directors of the Company and its Subsidiaries. There is no claim by the Company or any of its Subsidiaries pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds. All premiums due and payable under all such policies and bonds have been paid and the Company and its Subsidiaries are otherwise in full compliance with the terms of such policies and bonds (or other policies and bonds providing substantially similar insurance coverage), and the Company shall, and shall cause its Subsidiaries to, maintain in full force and effect all such insurance during the period from the date hereof through the Closing Date. Such policies of insurance and bonds are of the type and in amounts customarily carried by the Company and its Subsidiaries and reasonable in light of the assets of the Company and its Subsidiaries. To the Knowledge of the Company, there is not any threatened termination of or material premium increase with respect to any of such policies or bonds. To the Knowledge of the Company, there exists no condition, situation or circumstance which, with or without notice or lapse of time, or both, would give rise to or serve as a basis for any claim under any policy mentioned in Section 2.22 of the Company Disclosure Schedule.

        2.23 No Restrictions on the Merger; Takeover Statutes. The Board of Directors of the Company has, prior to the date hereof, unanimously approved this Agreement and the Merger and the other transactions contemplated hereby and the Company has taken all actions (“Control-Related Actions”) necessary such that no restrictive provisions of any “fair price,” “moratorium,” “control share acquisition,” “interested shareholder” or other similar anti-takeover statute or regulation of any state or jurisdiction (including, without limitation, those set forth under Section 13.1-728.1 et seq. of the VSCA) (each a “Takeover Statute”) or restrictive provision of any applicable anti-takeover provision in the governing documents of the Company or any Subsidiary of the Company is, or at the Effective Time will be, applicable to the Company, any of its Subsidiaries, the shares of Company Common Stock (including shares of Company Common Stock acquired in the Merger), the Merger or any other transaction contemplated by this Agreement or the Voting Agreement. Taking into account the effects of the Control-Related Actions, no VSCA provision or other takeover statute or similar Law and no provision of the Articles or Certificate of Incorporation, Bylaws or other organizational documents or governing instruments of the Company or any of its Subsidiaries or any Material Agreement to which any of them is a party (a) would or would purport to impose restrictions which might adversely affect or delay the consummation of the transactions contemplated by this Agreement or the Voting Agreement, or (b) as a result of the consummation of the transactions contemplated by this Agreement or the Voting Agreement or the acquisition of securities of the Company or the Surviving Corporation by Parent or Merger Sub (i) would or would purport to restrict or impair the ability of Parent to vote or otherwise exercise the rights of a shareholder with respect to securities of the Company or any of its Subsidiaries that may be acquired or controlled by Parent or (ii) would or would purport to entitle any Person to acquire securities of the Company.

        2.24 Brokers. No broker, financial advisor, finder or investment banker or other Person is entitled to any broker’s, financial advisor’s, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company, except for Capitalink LLC (the “Company Financial Advisors”). Section 2.24 of the Company Disclosure Schedule sets forth, and the Company has heretofore furnished to Parent a true and complete copy of, all agreements between the Company and the Company Financial Advisors pursuant to which such Person would be entitled to any payment relating to the transactions contemplated hereunder.

        2.25 Certain Business Practices. As of the date hereof, neither the Company nor any of its Subsidiaries nor any director, officer, employee or agent of the Company or any of its Subsidiaries has (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful payments relating to political activity, (ii) made any unlawful payment to any foreign or domestic government official or employee or to any foreign or domestic political party or campaign or violated any provision of the Foreign Corrupt Practices Act of 1977, as amended, (iii) consummated any transaction, made any payment, entered into any agreement or arrangement or taken any other action in violation of Section 1128B(b) of the Social Security Act, as amended, or (iv) made any other unlawful payment.

        2.26 Interested Party Transactions. Except as disclosed in Section 2.26 of the Company Disclosure Schedule, (i) there is no existing, and since January 1, 2000 there has been no, Contract, transaction, indebtedness or other arrangement, or any related series thereof, between the Company and any of its Subsidiaries, on the one hand, and any of the directors, officers, shareholders or other Affiliates of the Company and its Subsidiaries, or any of their respective Affiliates or family members, on the other hand (except for amounts due as normal compensation and bonuses and in reimbursement of ordinary expenses), and (ii) except for the Outstanding Options, at the Closing, all such Contracts, transactions, indebtedness and other arrangements shall be terminated (except for amounts due as normal compensation and bonuses and in reimbursement of ordinary expenses).

        2.27 Opinion of Financial Advisor. The Company has received the written opinion of the Company Financial Advisors to the effect that, in its opinion, as of the date hereof, the Merger Consideration to be paid in the Merger is fair to the shareholders of the Company from a financial point of view, and the Company has provided copies of such opinion to Parent. Such opinion has not been withdrawn, revoked or modified.

        2.28 Disclosure. The representations and warranties by the Company in this Agreement and the documents referred to herein (including the Schedules and Exhibits hereto), taken together with all the other information provided to Parent or its representatives in connection with the transactions contemplated hereby, do not contain any untrue statements of a material fact or omit to state any material fact required to be stated therein or necessary, in order to make the statements made herein or therein, in light of the circumstances under which they were made, not misleading.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

        Parent and Merger Sub hereby, jointly and severally, represent and warrant to the Company as follows:

        3.1 Organization and Qualification. Each of Parent and Merger Sub is a corporation duly organized, validly existing and in good standing under Virginia law. Parent has all the requisite corporate power and authority, and is in possession of all Approvals, necessary to own, lease and operate its properties and to carry on its business as it is now being conducted, except where the failure to be so qualified, existing and in good standing or to have such power, authority and Approvals could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Each of Parent and Merger Sub is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except for such failures to be so duly qualified or licensed and in good standing that could not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Merger Sub is a newly-formed single purpose entity which has been formed solely for the purposes of the Merger and has not carried on any business or engaged in any activities other than those reasonably related to the Merger.

        3.2 Authority; Enforceability. Each of Parent and Merger Sub has all necessary corporate power and authority to execute and deliver this Agreement and each instrument required hereby to be executed and delivered by it at the Closing, to perform its respective obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by each of Parent and Merger Sub of this Agreement and each instrument required hereby to be executed and delivered by Parent and Merger Sub at the Closing, the performance of their respective obligations hereunder and thereunder and the consummation of the transaction contemplated hereby and thereby have been duly and validly authorized by the Board of Directors of each of Parent and Merger Sub and by Parent as the sole shareholder of Merger Sub and no other corporate proceedings on the part of Parent or Merger Sub are necessary to authorize the consummation of the transactions contemplated hereby. This Agreement has been duly executed and delivered by each of Parent and Merger Sub and, assuming due authorization, execution and delivery hereof by the Company, constitutes a legal, valid and binding obligation of each of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with its terms.

        3.3 No Conflict; Required Filings and Consents.

            (a) Neither the execution, delivery or performance by Parent and Merger Sub of this Agreement nor the consummation of the transactions contemplated hereby by Parent or Merger Sub do or will (with or without notice or lapse of time) (i) conflict with or violate the Articles of Incorporation or Bylaws of Parent or the Articles of Incorporation or Bylaws of Merger Sub, or (ii) conflict with or violate any Law or Order or Contract in each case applicable to Parent or Merger Sub or by which its or any of their respective properties is bound or affected, except in the case of clause (ii) above any such conflicts or violations that could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

            (b) Neither the execution, delivery or performance by Parent and Merger Sub of this Agreement nor the consummation of the transactions contemplated hereby by Parent and Merger Sub do or will require Parent or Merger Sub to obtain the Approval of, observe any waiting period imposed by, or make any filing with or notification to, any Governmental Authority, domestic or foreign, except for (A) compliance with applicable requirements of the Securities Act, the Exchange Act, Blue Sky Laws or Foreign Competition Laws, (B) the filing of the Articles of Merger in accordance with Virginia law, or (C) where the failure to obtain such Approvals, or to make such filings or notifications, would not individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

        3.4 Absence of Litigation. There is no Litigation pending on behalf of or against or, to the Knowledge of Parent, threatened against Parent, any of its Subsidiaries, or any of their respective properties or rights, before or subject to any Court or Governmental Authority which if adversely determined would, individually or in the aggregate, seek to question, delay or prevent the consummation of the Merger or the other transactions contemplated hereby or reasonably be expected to affect adversely the ability of Parent or Merger Sub to fulfill its obligations hereunder. Neither Parent nor any of its Subsidiaries is subject to any outstanding Litigation or Order which, individually or in the aggregate, seeks to question, delay or prevent the consummation of the Merger or the other transactions contemplated hereby or could reasonably be expected to affect adversely the ability of Parent or Merger Sub to fulfill its obligations hereunder.

        3.5 Proxy Statement. None of the information supplied by Parent for inclusion in the Proxy Statement shall, on the date the Proxy Statement is first mailed to the Company’s shareholders, at the time of the Company Shareholders’ Meeting or the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not false or misleading or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the Company Shareholders’ Meeting which has become false or misleading. Notwithstanding the foregoing, Parent makes no representation, warranty or covenant with respect to any information supplied by any Person other than Parent or Merger Sub which is contained in the Proxy Statement.

        3.6 Brokers. No broker, financial advisor, finder or investment banker or other Person is entitled to any broker’s, financial advisor’s, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent or Merger Sub, except for BB&T Capital/Windsor Group (the “Parent’s Financial Advisors”).

        3.7 Merger Consideration. Parent has, and at Closing shall have, the financial resources and/or financial commitments necessary to pay the Merger Consideration as required under this Agreement.

ARTICLE IV

CONDUCT OF BUSINESS PENDING THE MERGER

        4.1 Conduct of Business by the Company Pending the Merger. The Company covenants and agrees that, between the date hereof and the Effective Time, except as expressly required or permitted by this Agreement or unless Parent shall otherwise agree in writing in advance, the Company shall conduct and shall cause the businesses of each of its Subsidiaries to be conducted only in, and the Company and its Subsidiaries shall not take any action except as otherwise provided herein and/or except in, the ordinary course of business and in a manner consistent with past practice and in compliance with applicable Laws. The Company shall use its reasonable best efforts to preserve intact the business organization and assets of the Company and each of its Subsidiaries, and to operate, and cause each of its Subsidiaries to operate, according to plans and budgets provided to Parent, to keep available the services of the present officers, employees and consultants of the Company and each of its Subsidiaries, to maintain in effect its Contracts and to preserve the present relationships of the Company and each of its Subsidiaries with advertisers, sponsors, customers, licensees, suppliers and other Persons with which the Company or any of its Subsidiaries has business relations. By way of amplification and not limitation, neither the Company nor any of its Subsidiaries shall, between the date hereof and the Effective Time, directly or indirectly do, or propose to do, any of the following without the prior written consent of Parent, unless otherwise required by this Agreement, and/or unless as otherwise incurred by the Company in the ordinary course of business:

            (a) amend or otherwise change the Articles or Certificate of Incorporation or Bylaws or equivalent organizational document of the Company or any of its Subsidiaries or alter through merger, liquidation, reorganization, restructuring or in any other fashion the corporate structure or ownership of the Company or any of its Subsidiaries;

            (b) issue, grant, sell, transfer, deliver, pledge, promise, dispose of or encumber, or authorize the issuance, grant, sale, transfer, delivery, pledge, promise, disposition or encumbrance of, any shares of capital stock of any class (common or preferred), or any options, warrants, convertible or exchangeable securities or other rights of any kind to acquire any shares of capital stock or any other ownership interest or Stock-Based Rights (as defined in Section 2.3)of the Company or any of its Subsidiaries (except for the issuance of Company Common Stock issuable pursuant to the Outstanding Options and/or the Company Purchase Plan); adopt, ratify or effectuate a shareholders’ rights plan or agreement; or redeem, purchase or otherwise acquire, directly or indirectly, any of the capital stock of the Company or interest in or securities of any Subsidiary; provided, however, that the ordinary course of business exception shall not apply to this provision;

            (c) declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of any of its capital stock (except that a wholly owned Subsidiary of the Company may declare and pay a dividend to its parent); split, combine or reclassify any of its capital stock, or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for, shares of its capital stock; or amend the terms of, repurchase, redeem or otherwise acquire, or permit any Subsidiary to repurchase, redeem or otherwise acquire, any of its securities or any securities of its Subsidiaries; or propose to do any of the foregoing; provided, however, that the ordinary course of business exception shall not apply to this provision;

            (d) sell, transfer, deliver, lease, license, sublicense, mortgage, pledge, encumber or otherwise dispose of (in whole or in part), or create, incur, assume or subject any Lien on, any of the assets of the Company or any of its Subsidiaries (including any Company Intellectual Property Rights), except for the sale of goods, licenses of Company Intellectual Property Rights involving annual revenue, payments or liabilities of less than $50,000 or having a term of less than one year, and dispositions of other immaterial assets, in any case, in the ordinary course of business and in a manner consistent with past practice;

            (e) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company of any of its Subsidiaries (other than the Merger or the transactions related to a Superior Proposal as defined in Section 7.1); provided, however, that the ordinary course of business exception shall not apply to this provision;

            (f) acquire (by merger, consolidation, acquisition of stock or assets or otherwise) or organize any corporation, limited liability company, partnership, joint venture, trust or other entity or any business organization or division thereof; incur any indebtedness for borrowed money or issue any debt securities or any warrants or rights to acquire any debt security or assume, guarantee or endorse or otherwise as an accommodation become responsible for, the obligations of any Person, or make any loans, advances or enter into any financial commitments; or authorize or make any capital expenditures in amounts which are, in the aggregate, in excess of $50,000 for the Company and its Subsidiaries;

            (g) hire or terminate any employee or consultant, except in the ordinary course of business consistent with past practice; increase the compensation or fringe benefits (including, without limitation, bonus) payable or to become payable to its officers or employees, except for increases in salary or wages of employees of the Company or its Subsidiaries who are not officers of the Company in the ordinary course of business consistent with past practice, or lend or advance any money or other asset or property to, or grant any bonus, severance or termination pay to, or enter into any employment or severance agreement with, any director, officer or other employee of the Company or any of its Subsidiaries, or establish, adopt, enter into, terminate or amend any Employee Plan or any collective bargaining, bonus, profit sharing, thrift, compensation, stock option, stock purchase, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of any current or former directors, officers or employees;

            (h) change any accounting policies or procedures (including procedures with respect to reserves, revenue recognition, payments of accounts payable and collection of accounts receivable) unless required by a change in Law or GAAP used by it;

            (i) revalue in any material respect any of its assets, including without limitation writing down the value of inventory or writing off notes or accounts receivable, other than in the ordinary course of business;

            (j) other than in the ordinary course consistent with past practice, (v) enter into any agreement that if entered into prior to the date hereof would be a Material Agreement required to be set forth in Section 2.7(a) of the Company Disclosure Schedule; (w) modify, amend in any material respect, transfer or terminate any Material Agreement or waive, release or assign any rights or claims thereto or thereunder; (x) enter into or extend any lease with respect to Real Property with any third party, regardless of whether in the ordinary course of business or not; (y) modify, amend or transfer in any way or terminate any license agreement, standstill or confidentiality agreement with any third party, or waive, release or assign any rights or claims thereto or thereunder; or (z) enter into, modify or amend any Contract to provide exclusive rights or obligations;

            (k) make any material Tax election other than an election in the ordinary course of business consistent with the past practices of the Company or settle or compromise any federal, state, local or foreign income tax liability or agree to an extension of a statute of limitations;

            (l) fail to file any Tax Returns when due (or, alternatively, fail to timely file for available extensions) or fail to cause Tax Returns when filed to be complete and accurate in all material respects; provided, however, that the ordinary course of business exception shall not apply to this provision;

            (m) fail to pay any Taxes or other material debts when due; provided, however, that the ordinary course of business exception shall not apply to this provision;

            (n) pay, discharge, satisfy or settle any Litigation or waive, assign or release any material rights or claims; the Company and its Subsidiaries shall not pay, discharge or satisfy any liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), except in the ordinary course of business consistent with past practice in an amount or value not exceeding $50,000 in any instance or series of related instances or $250,000 in the aggregate or in accordance with their terms as in effect as of the date hereof; provided, however, that the Company shall have the right to pay the “deal costs” set forth in Section 6.2(g) without such payment being deemed to be a violation of this Section;

            (o) engage in, enter into or amend any Contract, transaction, indebtedness or other arrangement with, directly or indirectly, any of the directors, officers, shareholders or other Affiliates of the Company and its Subsidiaries, or any of their respective Affiliates or family members, except for (i) amounts due as normal compensation and bonuses and in reimbursement of ordinary expenses and (ii) those items existing as of the date hereof and listed in Section 4.1(o) of the Company Disclosure Schedule;

            (p) fail to maintain in full force and effect or renew all self-insurance and insurance, as the case may be, currently in effect; provided, however, that the ordinary course of business exception shall not apply to this provision;

            (q) fail to make in a timely manner, including any permitted extensions under Rule 12b-25 under the Exchange Act, any filings with the SEC required under the Securities Act or the Exchange Act or the rules or regulations promulgated thereunder; provided, however, that the ordinary course of business exception shall not apply to this provision; or

            (r) authorize, recommend, propose or announce an intention to do any of the foregoing, or agree or enter into or amend any Contract or arrangement to do any of the foregoing; provided, however, that the ordinary course of business exception shall not apply to this provision to the extent such exception is not permitted in any of the foregoing provisions.

      4.2 Solicitation of Other Proposals.

            (a) From and after the date of this Agreement until the Effective Time or termination of this Agreement pursuant to Article VII, the Company and its Subsidiaries shall not, nor shall they authorize or permit any of their respective officers, directors, affiliates or employees or any investment banker, attorney or other advisor or representative retained by any of them to, directly or indirectly, (i) solicit, encourage (including by way of furnishing information), initiate or respond to the initiation or submission of any expression of interest, inquiry, proposal or offer from any Person relating to any Acquisition Proposal (as defined in Section 4.2(c), (ii) participate in any discussions or negotiations or enter into any agreement, letter of intent, arrangement or understanding (whether binding or not) with, or provide any information to, any Person relating to or in connection with any Acquisition Proposal, or take any other action to facilitate any Acquisition Proposal, or (iii) adopt, accept, approve, endorse or recommend any proposal or offer from any Person relating to any Acquisition Proposal; provided, however, that notwithstanding the foregoing, prior to the approval of this Agreement and the Merger at the Company Shareholders’ Meeting, this Section 4.2(a) shall not prohibit the Company from furnishing nonpublic information regarding the Company and its Subsidiaries to, or entering into discussions or negotiations with, any person or group who has submitted (and not withdrawn) to the Company an unsolicited, written, bona fide Acquisition Proposal that the Board of Directors of the Company reasonably concludes (based on the written advice of its financial advisor) constitutes or is reasonably expected to lead to a Superior Offer (as hereinafter defined) if (1) neither the Company nor any representative of the Company and its Subsidiaries shall have violated any of the restrictions set forth in this Section 4.2, (2) the Board of Directors of Company concludes in good faith, after consultation with its outside legal counsel, that the failure to take such action would cause the Board of Directors of the Company to violate its fiduciary obligations to the Company’s shareholders under applicable law, (3) at least two (2) Business Days prior to furnishing any such nonpublic information to, or entering into any such discussions with, such person or group, the Company gives Parent written notice of the identity of such person or group and all of the material terms and conditions of such Acquisition Proposal and of the Company’s intention to furnish nonpublic information to, or enter into discussions with, such person or group, and the Company receives from such person or group an executed confidentiality agreement containing terms at least as restrictive with regard to the Company’s confidential information as the Confidentiality Agreement (as defined in Section 5.3), and (4) contemporaneously with furnishing any such nonpublic information to such person or group, the Company furnishes such nonpublic information to Parent (to the extent such nonpublic information has not been previously furnished by the Company to Parent). The Company and its Subsidiaries shall immediately cease any and all existing activities, discussions or negotiations with any parties conducted before executing this Agreement with respect to any Acquisition Proposal. Without limiting the foregoing, it is understood that any violation of the restrictions set forth in the preceding two sentences by any officer, director, employee, agent or consultant of the Company or any of its Subsidiaries or any investment banker, attorney, agent or other advisor or representative of the Company or any of its Subsidiaries shall be deemed to be a breach of this Section 4.2 by the Company.

            (b) In addition to the obligations of the Company set forth in paragraph (a) of this Section 4.2, the Company as promptly as reasonably practicable (and in any event within 24 hours) shall advise Parent orally and in writing of any Acquisition Proposal or any request for non-public information or other inquiry, whether it is written (including any in any electronic format) or oral, which the Company reasonably believes could lead to an Acquisition Proposal, the material terms and conditions of such Acquisition Proposal, request or inquiry (including a complete copy thereof), and the identity of the person or group making any such Acquisition Proposal, request or inquiry. The Company shall keep Parent informed as promptly as reasonably practicable in all material respects of the status and details (including material amendments or proposed amendments) of any such Acquisition Proposal, request or inquiry.

            (c) For the purposes of this Agreement, “Acquisition Proposal” means any expression of interest, request, inquiry, offer or proposal relating to any transaction or series of related transactions involving: (A) any acquisition or purchase by any person or “group” (as defined under Section 13(d) of the Exchange Act and the rules and regulations thereunder) of more than a 20% interest in the total outstanding voting securities of the Company or any of its subsidiaries or any tender offer or exchange offer that if consummated would result in any person or “group” (as defined under Section 13(d) of the Exchange Act and the rules and regulations thereunder) beneficially owning 20% or more of the total outstanding voting securities of the Company or any of its subsidiaries, (B) any merger, consolidation, recapitalization, reorganization, business combination, acquisition or similar transaction involving the Company or any of its Subsidiaries; (C) any sale, lease, exchange, transfer, license, acquisition or disposition of the assets of the Company or any of its Subsidiaries (other than immaterial assets or the nonexclusive licensing of software, in each case in the ordinary course of business); (C) any liquidation or dissolution of the Company; (D) any equity or debt financing transaction involving the Company or any of its Subsidiaries; or (E) any combination of the foregoing.

            (d) Without prejudice to any rights to judicial relief Parent may otherwise have, Company agrees that Parent shall be entitled to equitable relief, including an injunction, in the event of any actual or threatened breach of the provisions of this Section 4.2 and Company shall not oppose the granting of such relief. Company also agrees that it will not seek, and it agrees to waive, any requirement for the securing or posting of a bond in connection with Parent seeking or obtaining such relief. No failure or delay by Parent in exercising any rights hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof.

ARTICLE V

ADDITIONAL AGREEMENTS

        5.1 Proxy Statement.

            (a) As promptly as reasonably practicable following the date hereof, the Company shall prepare and file with the SEC proxy materials which shall constitute the Proxy Statement (such proxy statement, and any amendments or supplements thereto, the “Proxy Statement”) with respect to the Merger. The Proxy Statement shall comply as to form in all material respects with the applicable provisions of the Securities Act and the Exchange Act and the rules and regulations thereunder. The Company shall consult with the Parent and permit Parent to participate in connection with the preparation of the Proxy Statement, including by giving (i) Parent and its counsel a reasonable opportunity to review and comment on the Proxy Statement, each time before such documents (or any amendments thereto) are filed with the SEC, (ii) reasonable and good faith consideration to any comments made by Parent and its counsel, (iii) promptly to Parent and its counsel any comments or other communications, whether written or oral, the Company or its counsel may receive from time to time from the SEC with respect to the Proxy Statement, (iv) a reasonable opportunity to participate in the response to those comments by giving (A) Parent and its counsel a reasonable opportunity to review and comment on the SEC comments and proposed response, (B) reasonable and good faith consideration to any comments made by Parent and its counsel, and (C) the opportunity to participate in or be fully advised by Company counsel regarding any discussions or meetings with the SEC (or the SEC staff). The Proxy Statement shall include reference to the approval of the Merger by the Board of Directors of the Company and the recommendation of the Board of Directors of the Company to the Company’s shareholders that they vote in favor of approval of this Agreement and the Merger.

            (b) The Company shall, as promptly as practicable after receipt thereof, provide the Parent with copies of any written comments and advise the Parent of any oral comments, with respect to the Proxy Statement received from the SEC. The Company shall use all reasonable efforts to cause the Proxy Statement to be filed and thereafter cleared by the SEC as quickly as practicable after the date hereof. Notwithstanding any other provision herein to the contrary, no amendment or supplement (including by incorporation by reference) to the Proxy Statement shall be made without the approval of both parties, which approval shall not be unreasonably withheld or delayed; provided, that with respect to documents filed by the Company which are incorporated by reference in the Proxy Statement, Parent’s right of approval shall apply only with respect to information relating to Parent or its business, financial condition or results of operations.

            (c) As promptly as practicable after the Proxy Statement has been approved or otherwise cleared by the SEC, the Company will use reasonable efforts to cause the Proxy Statement to be promptly mailed to the Company’s shareholders.

            (d) If at any time prior to the Effective Time any information relating to Parent or the Company, or any of their respective affiliates, officers or directors, should be discovered by Parent or the Company which should be set forth in an amendment or supplement to the Proxy Statement so that any of such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other party hereto and, to the extent required by law, rules or regulations, an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and disseminated to the shareholders of the Company. All documents that the Company is responsible for filing with the SEC in connection with the Merger will comply as to form in all material respects with the applicable requirements of the rules and regulations of the Securities Act and the Exchange Act.

        5.2 Company Shareholders’ Meeting.

            (a) Promptly after the date hereof, the Company shall take all action necessary in accordance with the VSCA and its Articles of Incorporation and Bylaws to call, give notice of, convene and hold a meeting of its shareholders (the “Company Shareholders’ Meeting”) to be convened as promptly as practicable, and in any event (to the extent permissible under applicable law) within 45 days after the SEC clears the Proxy Statement, for the purpose of voting upon approval and adoption the Merger and this Agreement. Subject to Section 5.2(c), the Company shall use its reasonable efforts to solicit from its shareholders proxies in favor of the adoption and approval of this Agreement and the approval of the Merger and will take all other action necessary to secure the vote or consent of its shareholders required by VSCA to obtain such approvals. Notwithstanding anything to the contrary contained in this Agreement, the Company (i) may adjourn or postpone the Company Shareholders’ Meeting to the extent necessary to ensure that any necessary supplement or amendment to the Proxy Statement is provided to the Company’s shareholders in advance of a vote on the Merger and this Agreement or (ii) shall (unless Parent otherwise consents in writing) adjourn or postpone the Company Shareholders’ Meeting, if as of the time for which the Company Shareholders’ Meeting is originally scheduled (as set forth in the Proxy Statement) or subsequently rescheduled or reconvened, there are insufficient shares of Company Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the Company Shareholders’ Meeting. The Company shall ensure that the Company Shareholders’ Meeting is called, noticed, convened, held and conducted, and that all proxies solicited by the Company in connection with the Company Shareholders’ Meeting are solicited, in compliance with VSCA, the Company’s Articles of Incorporation and Bylaws and all other applicable legal requirements. The Company’s obligation to call, give notice of, convene and hold the Company Shareholders’ Meeting in accordance with this Section 5.2(a) shall not be limited or affected by the commencement, disclosure, announcement or submission to Company of any Acquisition Proposal or Superior Offer (as defined below), or by any withdrawal, amendment or modification of the recommendation of the Board of Directors of the Company with respect to this Agreement or the Merger.

            (b) Subject to Section 5.2(c): (i) the Board of Directors of the Company shall recommend that the Company’s shareholders vote in favor of and adopt and approve the Merger and this Agreement at the Company Shareholders’ Meeting; (ii) the Proxy Statement shall include a statement to the effect that the Board of Directors of the Company has unanimously recommended that Company’s shareholders vote in favor of and adopt and approve this Agreement and the Merger at the Company Shareholders’ Meeting; and (iii) neither the Board of Directors of the Company nor any committee thereof shall withhold, withdraw, amend or modify (or propose or resolve to withhold, withdraw, amend or modify) the adoption, approval, determination of advisability or recommendation to the Company’s shareholders of the Board of Directors of the Company of this Agreement, the Merger and the transactions contemplated hereby.

            (c) Notwithstanding anything in this Agreement to the contrary, nothing in this Agreement shall prevent the Board of Directors of the Company from withholding, withdrawing, amending or modifying its recommendation in favor of the Merger if (i) such action is taken in response to a Superior Offer (as defined below) made to the Company which is not withdrawn, (ii) the Company shall have provided written notice to Parent (a “Notice of Superior Offer”) advising Parent that the Company has received a Superior Offer, specifying all of the material terms and conditions of such Superior Offer and identifying the person or entity making such Superior Offer, (iii) Parent shall not have, within two Business Days of Parent’s receipt of the Notice of Superior Offer, made an offer that the Company’s Board of Directors by a majority vote determines in its good faith judgment (after having received the written advice of a financial advisor of national standing) to be at least as favorable to the Company’s shareholders as such Superior Offer (it being agreed that the Board of Directors of the Company shall convene a meeting to consider any such offer by Parent promptly following the receipt thereof), (iv) the Board of Directors of the Company concludes in good faith, after consultation with its outside counsel, that, in light of such Superior Offer, the failure to withhold, withdraw, amend or modify such recommendation would cause the Board of Directors of Company to violate its fiduciary obligations to the Company’s shareholders under applicable law, and (v) the Company shall not have violated any of the restrictions set forth in Section 4.2 or this Section 5.2. The Company shall provide Parent with at least two Business Days prior notice of any meeting of the Company’s Board of Directors at which the Company’s Board of Directors is to consider any Acquisition Proposal to determine whether such Acquisition Proposal is a Superior Offer. Nothing contained in this Section 5.2(c) shall limit the Company’s obligation to convene the Company Shareholders’ Meeting (regardless of whether the recommendation of the Board of Directors of Company shall have been withdrawn, amended or modified).

            (d) For the purposes of this Agreement, “Superior Offer” shall mean an unsolicited, bona fide written offer to consummate any of the following transactions: (i) a merger or consolidation involving the Company pursuant to which the shareholders of the Company immediately preceding such transaction will hold less than 50% of the equity interest in the surviving or resulting entity of such transaction; or (ii) the acquisition by any person or group (including, without limitation, by way of a tender offer or an exchange offer or a two step transaction involving a tender offer followed with reasonable promptness by a merger involving the Company), directly or indirectly, of ownership of 100% of the then outstanding shares of capital stock of the Company, in any case on terms that the Board of Directors of the Company determines, in its reasonable judgment (based on the written advice of its financial advisor), will be more favorable to the Company shareholders than the terms of the Merger, from a financial point of view (taking into account all of the terms and conditions of such offer, and relevant legal and financial aspects of the offer, the identity of the third party making such offer, the conditions for completion and the likelihood of consummation); provided, however, that any such offer shall not be deemed to be a “Superior Offer” if the consummation of the transaction contemplated by such offer is subject to a financing condition.

            (e) Nothing contained in this Agreement shall prohibit the Company or its Board of Directors from taking and disclosing to its shareholders a position contemplated by Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act; provided that neither the Company nor its Board of Directors shall, except as permitted by this Agreement, propose to withhold, withdraw, amend or modify its recommendation in favor of this Agreement and the Merger, or approve or recommend, or propose to publicly approve or recommend, a Superior Offer.

        5.3 Access to Information; Confidentiality.

            (a) Upon reasonable notice, the Company shall (and shall cause each of its Subsidiaries to) afford to the officers, employees, accountants, counsel and other representatives and agents of Parent (collectively “Parent Representatives”), reasonable access, during the period prior to the Effective Time, to all its properties, books, Contracts, customers, commitments and records and, during such period, the Company shall (and shall cause each of its Subsidiaries to) furnish promptly to Parent all information concerning its business, properties, books, Contracts, commitments, record and personnel as Parent may reasonably request. The Company shall (and shall cause each of its Subsidiaries to) make available to the Parent the appropriate individuals for discussion of such entity’s business, properties and personnel as Parent or the Parent Representatives may reasonably request. No investigation pursuant to this Section 5.3(a) shall affect any representations or warranties of the parties herein or the conditions to the obligations of the parties hereto.

            (b) Parent shall keep all information obtained pursuant to Section 5.3(a) confidential in accordance with the terms of the Mutual Confidentiality Agreement, dated December 1, 2004 (the “Confidentiality Agreement”), between Parent and the Company. Anything contained in the Confidentiality Agreement to the contrary notwithstanding, the Company and Parent hereby agree that each such party may issue press release(s) or make other public announcements in accordance with Section 5.7.

        5.4 Reasonable Best Efforts; Further Assurances.

            (a) Upon the terms and subject to the conditions and other provisions set forth in this Agreement, each party hereto shall use its reasonable best efforts to take, or cause to be taken, all actions, and do, or cause to be done, and to assist and cooperate with the other party or parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated hereby, and by the Related Agreements (as defined in Section 6.2(e)). The Company and Parent shall use its reasonable best efforts to (i) as promptly as practicable, obtain all Approvals (including those referred to in Sections 2.6(a) and 2.6(b) of this Agreement and Sections 2.6(a) and 2.6(b) of the Company Disclosure Schedule), and the Company and Parent shall make all filings under applicable Law required in connection with the authorization, execution and delivery of this Agreement and the Related Agreements by the Company and Parent and the consummation by them of the transactions contemplated hereby and thereby, including the Merger (in connection with which Parent and the Company shall cooperate with each other in connection with the making of all such filings, including providing copies of all such documents to the non-filing party and its advisors prior to filings and, if requested, shall accept all reasonable additions, deletions or changes suggested in connection therewith); (ii) furnish all information required for any application or other filing to be made pursuant to the VSCA or any other Law or any applicable Regulations of any Governmental Authority (including all information required to be included in the Proxy Statement or the Registration Statement) in connection with the transactions contemplated by this Agreement and the Related Agreements; and (iii) lift, rescind or mitigate the effects of any injunction or other Order adversely affecting the ability of any party hereto to consummate the transactions contemplated hereby and thereby and to prevent, with respect to any threatened or such injunction or other Order, the issuance or entry thereof, provided, however, that neither Parent nor any of its Affiliates shall be under any obligation to (x) make proposals, execute or carry out agreements or submit to Orders providing for the sale or other disposition or holding separate (through the establishment of a trust or otherwise) of any assets or categories of assets of Parent, any of its Affiliates, including its Subsidiaries, or the Company or its Subsidiaries or the holding separate of the Company Common Stock or imposing or seeking to impose any limitation on the ability of Parent or any of its Affiliates, including its Subsidiaries, to conduct their business or own such assets or to acquire, hold or exercise full rights of ownership of Company Common Stock, or (y) otherwise take any step to avoid or eliminate any impediment which may be asserted under any Law governing competition, monopolies or restrictive trade practices which, in the reasonable judgment of Parent, might result in a limitation of the benefit expected to be derived by Parent as a result of the transactions contemplated hereby or might adversely affect the Company or Parent or any of Parent’s Affiliates, including its Subsidiaries. Neither party hereto will take any action which results in any of the representations or warranties made by such party pursuant to Articles II or III, as the case may be, becoming untrue or inaccurate in any material respect.

            (b) The parties hereto shall use their reasonable best efforts to satisfy or cause to be satisfied all of the conditions precedent that are set forth in Article VI, as applicable to each of them, and to cause the transactions contemplated by this Agreement to be consummated, subject to the other provisions of this Agreement. Each party hereto, at the reasonable request of another party hereto, shall execute and deliver such other instruments and do and perform such other acts and things as may be necessary or desirable for effecting completely the consummation of this Agreement and the transactions contemplated hereby.

            (c) The Company and Parent shall cooperate with one another:

                (i) in connection with the preparation of the Proxy Statement;

                (ii) in connection with the preparation of any filing required by any Foreign Competition Laws (as defined herein);

                (iii) in determining whether any action by or in respect of, or filing with, any Governmental Authority or other third party, is required, or any Approvals are required to be obtained from parties in connection with the consummation of the transactions contemplated hereby;

                (iv) in seeking any Approvals or making any filings, including furnishing information required in connection therewith or with the Proxy Statement, and seeking timely to obtain any such Approvals, or making any filings; and

                (v) in order to facilitate the achievement of the Merger.

            (d) The Company shall use its reasonable best efforts to cause its Affiliates and other Persons to transfer and assign all rights necessary for the Company to continue to conduct its business consistent with historical operations and as currently conducted, pursuant to documentation and in a manner reasonably acceptable to Parent.

        5.5 Employee Benefits.

            (a) The Company agrees to provide Parent with, and to cause each of its Subsidiaries to provide Parent with, reasonable access to its employees during normal working hours following the date of this Agreement, to among other things, provide information about Parent to such employees. All communications by Parent with Company employees shall be conducted in a manner that does not disrupt or interfere with the Company’s efficient and orderly operation of its business. In the event that the Company validly elects under Section 7.1(h) hereof not to consummate the Merger, Parent agrees that, for a period of twelve (12) months following such election, it will not solicit for employment or encourage any current employee of the Company (i.e., any person who is then employed by the Company) to leave the employment of the Company, but the foregoing shall not prohibit Parent from hiring anyone who has not been employed by the Company within ninety (90) days prior to such hiring by the Parent (so long as Parent has not encouraged such person to leave the employ of the Company) or any former employee of the Company who applies for employment by Parent on an unsolicited basis so long as such employee has not been employed by the Company within ninety (90) days prior to being hired by the Parent.

            (b) The Company agrees to take all actions necessary to amend, merge, freeze or terminate all compensation and benefit plans, effective at the Closing Date, as requested in writing by Parent. Without limiting the generality of the foregoing, if requested by Parent in writing prior to the Effective Time, the Company shall cause to be adopted prior to the Effective Time resolutions of the Company’s Board of Directors to cease all contributions to the Company 401(k) Plan (the “401(k) Plan”), and to terminate the 401(k) Plan, immediately prior to the Effective Time. Such resolutions shall provide (to the extent required under Section 411 of the Code) that all participants shall be fully vested in their account balances under the 401(k) Plan. Such resolutions shall also authorize distributions of 401(k) Plan balances to participants (to the extent permitted under Section 401(k)(10) of the Code) as soon as practicable following the Company’s receipt from the Internal Revenue Service of a favorable determination letter regarding the tax-qualified status of the 401(k) Plan following its termination. The Company shall deliver to Parent an executed copy of such resolutions as soon as practicable following their adoption by Company’s Board of Directors and shall fully comply with such resolutions.

        5.6 Notification of Certain Matters.

            (a) The Company shall give prompt notice to Parent, and Parent shall give prompt notice to the Company, of the occurrence, or non-occurrence, of any event the occurrence, or non-occurrence, of which results in any representation or warranty contained in this Agreement to be untrue or inaccurate in any material respect (or, in the case of any representation or warranty qualified by its terms by materiality or Material Adverse Effect, then untrue or inaccurate in any respect) and any failure of the Company, Parent or Merger Sub, as the case may be, to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section 5.6 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice.

            (b) Each of the Company and Parent shall give prompt notice to the other of (i) any notice or other communication from any Person alleging that the Approval of such Person is or may be required in connection with the Merger or the Related Agreements, (ii) any notice or other communication from any Governmental Authority in connection with the Merger or the Related Agreements, (iii) any Litigation, relating to or involving or otherwise affecting (A) Parent that relates to the Merger or the Related Agreements or (B) the Company or its Subsidiaries; (iv) the occurrence of a default or event that, with notice or lapse of time or both, will become a default under any Material Agreement of the Company; and (v) any change that could reasonably be expected to have a Material Adverse Effect on the Company or Parent or is likely to delay or impede the ability of either Parent or the Company to consummate the transactions contemplated by this Agreement or the Related Agreements or to fulfill their respective obligations set forth herein or therein.

            (c) Each of the Company and Parent shall give (or shall cause their respective Subsidiaries to give) any notices to third Persons, and use, and cause their respective Subsidiaries to use, its reasonable best efforts to obtain any consents from third Persons (i) necessary, proper or advisable to consummate the transactions contemplated by this Agreement, (ii) otherwise required under any Contracts in connection with the consummation of the transactions contemplated hereby or (iii) required to prevent a Material Adverse Effect on the Company or Parent from occurring. If any Party shall fail to obtain any such consent from a third Person, such Party shall use its reasonable best efforts, and will take any such actions reasonably requested by the other parties, to limit the adverse effect upon the Company and Parent, their respective Subsidiaries, and their respective businesses resulting, or which would result after the Effective Time, from the failure to obtain such consent.

        5.7 Public Announcements. Parent and the Company shall consult with and obtain the approval of the other Party before issuing any press release or other public announcement with respect to the Merger or this Agreement and neither of them nor any of their respective representatives shall issue any press release prior to such consultation and approval, except as may be required by Law or any listing agreement related to the trading of the shares of either Party on any national securities exchange or national automated quotation system, in which case the Party proposing to issue such press release or make such public announcement shall use its reasonable best efforts to consult in good faith with the other Party before issuing any such press release or making any such public announcement.

        5.8 Takeover Laws. If any form of anti-takeover statute, Regulation or charter provision or Contract is or shall become applicable to the Merger or the transactions contemplated hereby or by the Related Agreements, the Company and the Board of Directors of the Company shall grant such Approvals and take such actions as are necessary under such Laws and provisions so that the transactions contemplated hereby and thereby may be consummated as promptly as practicable on the terms contemplated hereby and thereby and otherwise act to eliminate or minimize the effects of such Law, provision or Contract on the transactions contemplated hereby or thereby.

        5.9 Indemnification; Directors and Officer Insurance.

            (a) From and after the Effective Time, Parent will cause the Surviving Corporation to fulfill and honor in all respects the obligations of the Company pursuant to any indemnification agreements between the Company and its directors and officers as of the Effective Time (the “Indemnified Parties”) and any indemnification provisions under the Company’s Articles of Incorporation and/or Bylaws as in effect on the date hereof. The Articles of Incorporation and Bylaws of the Surviving Corporation will contain provisions with respect to exculpation and indemnification that are at least as favorable to the Indemnified Parties as those contained in the Articles of Incorporation and Bylaws of Company as in effect on the date hereof. It is expressly understood and agreed that the Indemnification Agreements entered into between the Company and certain of its officers and directors on or about February 4, 2005 or prior, will be modified retroactively to such date, and that all current officers and directors will execute amended Indemnification Agreements in the form attached hereto as Exhibit E.

            (b) Parent shall cause to be maintained for a period of three (3) years from the Effective Time the Company’s current directors and officers insurance policy (the “Company’s D&O Insurance”) to the extent that it provides coverage for events occurring prior to the Effective Time for all Persons who are directors and officers of the Company on the date of this Agreement, so long as the annual premium therefor would not be in excess of 150% of the last annual premium paid prior to the date of this Agreement (such amount, the “Maximum Premium”). Upon request by Parent, the Company shall use its reasonable best efforts to extend coverage under the Company’s D&O Insurance by obtaining a three-year “tail” policy (provided, that the lump sum payment to purchase such coverage does not exceed three times the Maximum Premium) and such “tail” policy shall satisfy Parent’s obligations under this Section 5.9(a). Parent’s obligations under this Section 5.9(a) shall also be satisfied if Parent’s directors and officers insurance provides (or is amended to provide) substantially similar coverage for events occurring prior to the Effective Time for Persons who are directors and officers of the Company on the date of this Agreement. If the Company’s existing directors and officers insurance expires, is terminated or canceled during such three-year period or a “tail” policy cannot be purchased on the terms set forth above and Parent cannot or determines not to satisfy its obligations under this Section 5.9(a) pursuant to the preceding sentence, Parent shall use its reasonable best efforts to cause to be obtained as much directors and officers insurance as can be obtained for the remainder of such period for an annualized premium not in excess of the Maximum Premium, on terms and conditions no less advantageous than the Company’s D&O Insurance.

            (c) The provisions of this Section 5.9 are intended to be for the benefit of, and shall be enforceable by, each Person entitled to the benefits hereof and the heirs and representatives of such Person.

        5.10 Voting Agreement. The Company shall use its reasonable best efforts, on behalf of Parent and pursuant to the request of Parent, to cause each shareholder of the Company named on the signature pages to the Voting Agreement to execute and deliver to Parent, concurrently with the execution of this Agreement, and to comply with, the Voting Agreement. The Company acknowledges and agrees to be bound by and comply with the provisions of Section 5 of the Voting Agreement as if a party thereto with respect to transfers of record of ownership of shares of the Company Common Stock, and agrees to notify the transfer agent for any Company Common Stock and provide such documentation and do such other things as may be necessary to effectuate the provisions of such Voting Agreement. To the extent required, the Company, Parent and/or such shareholders shall file such Form 13D’s as are required.

        5.11 Termination of Registration Rights. The Company shall, promptly following the date hereof, take all action necessary to terminate any and all registration rights granted to any holder of shares of Company Common Stock or any other shares of Company Common Stock issued as or issuable upon the conversion or exercise of any warrant, option, right, share, or other security which is issued as a dividend or other distribution with respect to, or in exchange for or in replacement of any Company Common Stock; and provided, further, that the Company shall cause all such registration rights to terminate prior to the Closing.

ARTICLE VI

CONDITIONS OF MERGER

        6.1 Conditions to Obligation of Each Party to Effect the Merger. The respective obligations of each Party to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of the following conditions:

            (a) Proxy Statement. The Proxy Statement shall have been approved or cleared by the SEC; no stop order suspending the use of the Proxy Statement shall have been issued by the SEC, and no proceedings for that purpose shall have been initiated or, to the Knowledge of Parent or the Company, threatened by the SEC.

            (b) Shareholder Approval. This Agreement, the Merger and the related Plan of Merger shall have been approved and adopted by the requisite vote of the shareholders of the Company, in accordance with the VSCA and the Articles of Incorporation and Bylaws of the Company.

            (c) Foreign Competition Laws. All applicable waiting periods or approvals under Foreign Competition Laws shall have expired or been terminated or received.

            (d) No Injunctions or Restraints; Illegality. No temporary restraining order, preliminary or permanent injunction or other Order (whether temporary, preliminary or permanent) issued by any Court of competent jurisdiction or other legal restraint or prohibition shall be in effect which prevents the consummation of the Merger on substantially the same terms and conferring on Parent substantially all the rights and benefits as contemplated herein, nor shall any proceeding brought by any Governmental Authority, domestic or foreign, seeking any of the foregoing be pending, and there shall not be any action taken, or any Law or Order enacted, entered, enforced or deemed applicable to the Merger, which makes the consummation of the Merger on substantially the same terms and conferring on Parent substantially all the rights and benefits as contemplated herein illegal.

        6.2 Additional Conditions to Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to effect the Merger are also subject to the following conditions:

            (a) Representations and Warranties. The representations and warranties of the Company contained in this Agreement and the Related Agreements, shall be true and correct on and as of the Effective Time, with the same force and effect as if made on and as of the Effective Time (other than representations and warranties which address matters only as of a particular date, in which case such representations and warranties shall be true and correct, on and as of such particular date), except for any failure of such representations and warranties to be true and correct which could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect; provided, however, for purposes of this Section 6.2(a), the representations and warranties of the Company shall be construed as if they did not contain any qualification that refers to a Material Adverse Effect or materiality; and Parent and Merger Sub shall have received a certificate to such effect signed by the Chief Executive Officer and Chief Financial Officer of the Company.

            (b) Agreements and Covenants. The Company shall have performed or complied with all agreements and covenants required by this Agreement and the Related Agreements to be performed or complied with by it on or prior to the Effective Time and Parent and Merger Sub shall have received a certificate to such effect signed by the Chief Executive Officer and Chief Financial Officer of the Company. The Board of Directors of the Company shall not have withdrawn or materially modified its approval or recommendation of the Merger, or resolved to do so, or taken any action having the foregoing effect.

            (c) Third Party Consents. Parent shall have received evidence, in form and substance reasonably satisfactory to it, that those Approvals of Governmental Authorities and other third parties set forth in Section 2.6(a) or (b) of the Company Disclosure Schedule (or not described in Section 2.6(a) or (b) of the Company Disclosure Schedule but required to be so described) have been obtained, except where failure to have been so obtained, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

            (d) Assignment of All Material Agreements. All Material Agreements must be approved or consented to by the other parties for assignment, transfer or novation to Parent.

            (e) Related Agreements. The Voting Agreement, the Amendments to Executive Change in Control Agreements, the Separation Agreements for Troy Hartless, either a Separation Agreement or Employment Agreement for Norman Welsch (as designated by Parent not less than fifteen days prior to Closing), a Consulting Agreement for the services of Edwin Miller, an Employment Agreement for Lyall Vanatta, and the Employment Agreements for Robert McClure and Bruce Morton (collectively, the “Related Agreements”) shall be in full force and effect as of the Effective Time and become effective in accordance with the respective terms thereof, and the actions required to be taken thereunder by the parties thereto prior to the Effective Time shall have been taken, and each Person who or which is required or contemplated by the parties hereto to be a party to any Related Agreement who or which did not theretofore enter into such Related Agreement shall execute and deliver such Related Agreement, except actions required under the Voting Agreement which, individually or in the aggregate, would not reasonably be expected to have a material adverse effect on or materially impede the ability of the parties to consummate the Merger as contemplated herein.

            (f) Employees and Agreements.

                (1) The “Change in Control” agreement(s) and any other senior management employment agreements currently in place at the Company must be voluntarily terminated by all parties. New agreements pertaining to severance or continued employment or consulting of members of senior management of the Company must be executed in the form attached hereto as ExhibitF.

                (2) Ninety percent (90%) of the total number of the government and intel direct billable employees of the Company as of June 20, 2005 and ninety percent (90%) of the total number of key employees of the Company identified by Parent in Schedule 6.2(f) of the Parent Disclosure Schedule must accept employment with Parent, with the Company having no obligation to cause any particular person to accept employment with Parent other than Bruce Morton, Robert McClure, Lyall Vanatta, Edwin Miller, and, if requested by Parent not less than fifteen days prior to Closing, Norman Welsch.

            (g) Cash at Closing; Working Capital Requirements. The target Net Working Capital (as defined herein) of the Company as of the Closing Date shall be $2,000,000.00. If the actual Net Working Capital as of the Closing Date is less than $1,900,000.00, the aggregate Merger Consideration shall be reduced by the difference between $1,900,000.00 and the actual Net Working Capital; provided that the maximum decrease in the aggregate Merger Consideration under this Section 6.2(g) shall not exceed $200,000.00, and if the actual Net Working Capital is below $1,700,000, then Parent may terminate this Agreement. If the actual Net Working Capital as of the Closing Date is greater than $2,100,000.00, the aggregate Merger Consideration shall be increased by the difference between the actual Net Working Capital and $2,100,000.00, provided that the maximum increase in the aggregate Merger Consideration under this Section 6.2(g) shall not exceed $300,000.00. The actual Net Working Capital shall be deemed to be the amount of Net Working Capital reflected on the Company’s Closing Balance Sheet. The Company must pay or record a current liability as of the Closing for each of the following pre-closing “deal costs”: attorneys’ fees, accounting fees, and other professional fees, including the costs of a fairness opinion. In addition, in any event, the Company must have a minimum of $1,300,000.00 in cash as of the Closing Date, after subtracting the pre-closing deal costs referenced in the preceding sentence. Notwithstanding anything to the contrary in this Agreement or any other agreement between the parties hereto, the following items shall be the sole obligation of the Parent in the event the Closing occurs and such items shall not be deducted from nor otherwise included in the calculation of Net Working Capital of the Company: (i) the cost of the “tail” portion of the Company’s D&O Insurance, (ii) all severance obligations to members of the senior management team of the Company, and (iii) the one percent (1%) fee payable by the Company to Edwin Miller as a result of the Merger. All accrued but unused vacation amounts of employees of the Company shall be the sole obligation of the Parent in the event the Closing occurs; such amounts shall not be deducted from the calculation of minimum cash of the Company as of the Closing Date; payment of such amounts shall be the sole responsibility of Parent; however, such amounts shall be part of the calculation of the Net Working Capital of the Company.

            (h) Material Adverse Effect. There shall have been no events, changes or effects, individually or in the aggregate, with respect to the Company or any of its Subsidiaries or any of the business, prospects, or commercial relationships of the Company or its Subsidiaries having, or that could reasonably be expected to have, a Material Adverse Effect on the Company or its Subsidiaries.

            (i) Dissenters’ Rights. To the extent dissenters’ rights apply to the transactions contemplated by this Agreement, the holders of no more than five percent (5%) of the outstanding shares of Company Common Stock shall have provided notice to the Company of such holders’ intent to demand payment for shares of Company Common Stock or shall have otherwise asserted dissenters’ rights.

        6.3 Additional Conditions to Obligations of the Company. The obligation of the Company to effect the Merger is also subject to the following conditions:

            (a) Representations and Warranties. The representations and warranties of Parent and Merger Sub contained in this Agreement shall be true and correct on and as of the Effective Time (other than representations and warranties which address matters only as of a particular date, in which case such representations and warranties shall be true and correct on and as of such particular date), except for any failure of such representations and warranties to be true and correct which could not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of Parent or Merger Sub to consummate the Merger; provided, however, for purposes of this Section 6.3(a), the representations and warranties of Parent and Merger Sub shall be construed as if they did not contain any qualification that refers to a Material Adverse Effect or materiality; and the Company shall have received a certificate to such effect signed by the Chief Executive Officer and the Chief Financial Officer of Parent.

            (b) Agreements and Covenants. Parent and Merger Sub shall have performed or complied with all agreements and covenants required by this Agreement to be performed or complied with by them on or prior to the Effective Time, and the Company shall have received a certificate to such effect signed by the Chief Executive Officer and the Chief Financial Officer of Parent.

            (c) Material Adverse Effect. There shall have been no events, changes or effects, individually or in the aggregate, with respect to Parent or any of its Subsidiaries or any of the business, prospects, or commercial relationships of Parent or its Subsidiaries having, or that could reasonably be expected to have, a Material Adverse Effect on Parent or its Subsidiaries.

ARTICLE VII

TERMINATION, AMENDMENT AND WAIVER

        7.1 Termination. This Agreement may be terminated and the Merger contemplated hereby may be abandoned at any time prior to the Effective Time, notwithstanding approval thereof by the shareholders of the Company:

            (a) By mutual written consent duly authorized by the Boards of Directors of Parent and the Company;

            (b) By either Parent or the Company if the Merger shall not have been consummated on or before August 31, 2005; provided, however, that the right to terminate this Agreement under this Section 7.1(b) shall not be available to any party whose willful failure to fulfill any material obligation under this Agreement has been the cause of, or resulted in, the failure of the Merger to have been consummated on or before such date;

            (c) By either Parent or the Company, if a Court or Governmental Authority shall have issued an Order or taken any other action or is taking action of which either party has Knowledge, which Order or action if it becomes final and non-appealable will restrain, enjoin or otherwise prohibit the Merger;

            (d) By either Parent or the Company, if at the Company Shareholders’ Meeting (including any adjournment or postponement thereof) the requisite vote of the shareholders of the Company to approve and adopt this Agreement and to consummate the Merger shall not have been obtained;

            (e) By Parent, if the Company or Board of Directors of the Company or any committee thereof shall have (i) approved or recommended, or proposed to approve or recommend, any Acquisition Proposal other than the Merger, (ii) breached its obligation to present and recommend the approval and adoption of this Agreement and the Merger to the shareholders of the Company, or withdrawn or modified, or proposed to withdraw or modify, in a manner adverse to Parent or Merger Sub, its recommendation or approval of the Merger, this Agreement or the transactions contemplated hereby, (iii) failed to mail the Proxy Statement to the shareholders of the Company when the Proxy Statement was available for mailing or failed to include therein such approval and recommendation (including the recommendation that the shareholders of the Company vote in favor of the adoption of the Merger Agreement), (iv) upon a request by Parent to publicly reaffirm the approval and recommendation of the Merger, this Agreement and the transactions contemplated hereby, failed to do so within two Business Days after such request is made, (v) entered, or caused the Company or any Subsidiary to enter, into any letter of intent, agreement in principle, acquisition agreement or other similar agreement related to any Acquisition Proposal, (vi) breached any provision of Section 4.2 or Section 5.2, or (vii) resolved or announced its intention to do any of the foregoing;

            (f) By Parent, if (i) any Person (other than Parent or an Affiliate of Parent) acquires beneficial ownership of or the right to acquire 20% or more of the outstanding shares of capital stock or other equity interests of the Company or any Subsidiary; or (ii) a tender or exchange offer relating to securities of the Company shall have been commenced by a Person unaffiliated with Parent, and the Company shall not have sent to its security holders pursuant to Rule 14e-2 promulgated under the Securities Act, within 10 Business Days after such tender or exchange offer is first published, sent or given, a statement that the Company recommends rejection of such tender or exchange offer;

            (g) By Parent, if neither Parent nor Merger Sub is in material breach of its obligations under this Agreement, and if (i) at any time any of the representations and warranties of the Company herein become untrue or inaccurate such that Section 6.2(a) would not be satisfied (treating such time as if it were the Effective Time for purposes of this Section 7.1(g)) or (ii) there has been a breach on the part of the Company of any of its covenants or agreements contained in this Agreement such that Section 6.2(b) would not be satisfied or (iii) any of the other conditions in Section 6.2 would not be satisfied (treating such time as if it were the Effective Time for purposes of this Section 7.1(g)), and, in both case (i) and case (ii), such breach (if curable) has not been cured within 15 days after notice to the Company;

            (h) By the Company, if it is not in material breach of its obligations under this Agreement, and if (i) at any time any of the representations and warranties of Parent or Merger Sub herein become untrue or inaccurate such that Section 6.3(a) would not be satisfied (treating such time as if it were the Effective Time for purposes of this Section 7.1(h)) or (ii) there has been a breach on the part of Parent or Merger Sub of any of their respective covenants or agreements contained in this Agreement such that Section 6.3(b) would not be satisfied (treating such time as if it were the Effective Time for purposes of this Section 7.1(h)), and such breach (if curable) has not been cured within 15 days after notice to Parent; or

            (i) By Parent, if any of the shareholders of the Company that is a party to the Voting Agreement shall have breached or failed to perform in any material respect any representation, warranty, covenant or agreement contained therein, that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on or materially impede the ability of the parties to consummate the Merger as contemplated herein;

            (j) By Company, if its Board of Directors determines in its reasonable good faith judgment (after consultation with and advice from its outside counsel and financial advisor) that a Superior Proposal must be accepted; provided that (A) the Superior Proposal was made on an unsolicited basis and not in violation of this Agreement, and (B) the Company’s Board of Directors shall have concluded in its good faith judgment, only after consultation with and advice from outside legal counsel, that the failure to terminate this Agreement and pursue the Superior Proposal would cause the Company’s Board of Directors to violate its fiduciary duties to the Company’s shareholders under applicable law. “Superior Proposal” means any bona fide written proposal from any person to acquire the shares of the Company or substantially all of the assets of the Company by purchase, merger, or other form of business combination which the Company’s Board of Directors determines in its reasonable good faith judgment (after consultation with its outside legal counsel and financial advisor) will result in terms that are more favorable to the Company’s shareholders than the merger transaction provided for in this Agreement, from a financial point of view (taking into account all of the terms and conditions of such proposal, including any changes to the financial terms of this Agreement in response to such offer or otherwise, and relevant legal and financial aspects of the proposal, the identity of the third party making such proposal, the conditions for completion and the likelihood of consummation).

        7.2 Effect of Termination. Except as provided in this Section 7.2 and Section 7.3, in the event of the termination of this Agreement pursuant to Section 7.1, this Agreement (other than this Section 7.2, Sections 5.3(b) (Confidentiality), 5.7 (Public Announcements), and 7.3 (Fees and Expenses) and Article VIII (General Provisions), which shall survive such termination) shall forthwith become void, and there will be no liability on the part of Parent, Merger Sub or the Company or any of their respective officers or directors to the other and all rights and obligations of any party hereto will cease, except that nothing herein will relieve any party from liability for any breach, prior to termination of this Agreement in accordance with its terms, of any representation, warranty, covenant or agreement contained in this Agreement.

        7.3 Fees and Expenses.

            (a) Except as set forth in this Section 7.3, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses, whether or not the Merger is consummated.

            (b) (1) In the event that this Agreement is terminated pursuant to Section 7.1 (d) and the percentage of shares voting in favor of this Merger Agreement and Plan of Merger is less than fifty-seven percent (57%) of all shares entitled to vote, then the Company shall pay to Parent, no later than the second Business Day after such termination of this Agreement, the amount of Parent Expenses actually and reasonably incurred (as defined below), which Parent Expenses shall be payable by wire transfer of immediately available funds to an account specified by Parent, with such payment being made by the Company to Parent no later than the second Business Day after such termination of this Agreement. As used in this Agreement, the term “Parent Expenses” shall mean those fees and expenses actually incurred by Parent in connection with this Agreement, the Related Agreements and the transactions contemplated hereby and thereby, and all activities preparatory to this Agreement, including Parent’s internal expenses and the fees and expenses of counsel, investment bankers, accountants, experts, consultants and other Parent Representatives from January 2005 to the date of termination, up to a maximum amount of $400,000.00.

                (2) Subject to Section 7.3(b)(3) below, in the event that this Agreement is terminated pursuant to one of the sections of this Agreement referenced below, then the following amounts shall be paid in cash by the Company to the Parent by wire transfer of immediately available funds to an account specified by Parent, with such payment being made by the Company to Parent no later than the second Business Day after such termination of this Agreement:

                    (i) in the event this Agreement is terminated pursuant to Section 7.1(e), then the Company shall pay to Parent a fee in cash equal to $350,000.00 (the “Termination Fee”) plus the amount of Parent Expenses (as defined above);

                    (ii) in the event this Agreement is terminated pursuant to Section 7.1(f)(ii), then the Company shall pay to Parent the Termination Fee plus the amount of Parent Expenses;

                    (iii) in the event this Agreement is terminated pursuant to Section 7.1 (g), then the following shall apply:

                        (A) if a condition referenced in Section 7.1(g)(i) or (ii) occurs which is not cured by the Company within 15 days after notice to the Company, then the Company shall pay to Parent the Termination Fee plus the amount of Parent Expenses;

                        (B) if the requirements of Section 6.2(c) are not satisfied nor cured by the Company within 15 days after notice to the Company, then the Company shall pay to Parent only the amount of Parent Expenses;

                        (C) if the requirements of Section 6.2(d) are not satisfied and such items(s) are expected to result in a loss by the Company of Material Agreements with an aggregate of $250,000 or more of revenue available to be earned by the Company during the remainder of the life of such Material Agreements, then the Company shall pay to Parent the Termination Fee plus the amount of Parent Expenses;

                        (D) if the requirements of Section 6.2(d) are not satisfied nor cured by the Company within 15 days after notice to the Company and such item(s) are expected to result in a loss by the Company of Material Agreements with an aggregate of less than $250,000 revenue available to be earned by the Company during the remainder of the life of such Material Agreements, then the Company shall pay to Parent only the amount of Parent Expenses;

                        (E) if the requirements of Section 6.2(e) are not satisfied, then the Company shall pay to Parent the Termination Fee plus the amount of Parent Expenses;

                        (F) if the requirements of Section 6.2(f) are not satisfied then the Company shall pay to Parent the Termination Fee plus the amount of Parent Expenses;

                        (G) if the requirements of Section 6.2(g) for the Company to have minimum Net Working Capital of at least $1,700,000 and cash of at least $1,300,000 are not satisfied, then the Company shall pay to Parent the Termination Fee plus the amount of Parent Expenses;

                        (H) if the requirements of Section 6.2(h) are not satisfied and such item(s) are expected to result in a Material Adverse Effect on the Company of $250,000 or more, then the Company shall pay to Parent the Termination Fee plus the amount of Parent Expenses;

                        (I) if the requirements of Section 6.2(h) are not satisfied nor cured by the Company within 15 days after notice to the Company and such item(s) are expected to result in a Material Adverse Effect on the Company of less than $250,000, then the Company shall pay to Parent only the amount of Parent Expenses; or

                        (J) if the requirements of Section 6.2(i) are not satisfied, then the Company shall pay to Parent the Termination Fee plus the amount of Parent Expenses;

                    (iv) in the event this Agreement is terminated pursuant to Section 7.1(i), then the Company shall pay to Parent the Termination Fee plus the amount of Parent Expenses; or

                    (v) in the event this Agreement is terminated pursuant to 7.1(j), then the Company shall pay to Parent the Termination Fee plus the amount of Parent Expenses.

                (3) Notwithstanding the above provisions of Sections 7.3(b)(1) and/or 7.3(b)(2), in the event this Agreement may be terminated on one of the grounds referenced in Section 7.3(b)(1) or Section 7.3(b)(2), then Parent shall have the right, but not the obligation, to waive the event which would have permitted the termination of this Agreement and resulted in an obligation on the part of the Company to pay the Parent Expenses and/or the Termination Fee, and in lieu thereof the parties may proceed to the Closing if the Company agrees to a decrease in the Merger Consideration based on the event(s), provided such decrease does not exceed an aggregate of $400,000 inclusive of any decrease in the Merger Consideration under section 6.2(g).

                (4) The parties agree that it would be impossible or extremely difficult to determine the exact amount of the damages which Parent would suffer if this Agreement is terminated because of the occurrence of any of the circumstances described above in this Section 7.3(b). The parties therefore agree that a reasonable present estimate of the damages that Parent would suffer under such circumstances, including Parent’s reasonable costs and expenses and the opportunity cost of foregone alternatives to the Merger, is the amount described above in this Section 7.3(b). The parties agree that receipt by Parent of such amount is not a penalty, but rather shall be Parent’s sole remedy in lieu of all other remedies which Parent might otherwise be able to seek under such circumstances, and shall be Parent’s full, agreed-upon and liquidated damages.

            (c) In the event that the Company terminates this Agreement pursuant to Section 7.1(h), then Parent shall pay to the Company, no later than the second Business Day after such termination of this Agreement, a fee in cash equal to $350,000.00 (the “Termination Fee”) plus the amount of Company Expenses actually and reasonably incurred (as defined below), which Company Expenses shall be payable by wire transfer of immediately available funds to an account specified by the Company. As used in this Agreement, the term “Company Expenses” shall mean those fees and expenses actually incurred by the Company in connection with this Agreement, the Related Agreements and the transactions contemplated hereby and thereby, and all activities preparatory to this Agreement, including the Company’s internal expenses and the fees and expenses of the Company’s counsel, investment bankers, accountants, experts and consultants from January 2005 to the date of termination, up to a maximum amount of $280,000.00. The parties agree that it would be impossible or extremely difficult to determine the exact amount of the damages which the Company would suffer if it terminates this Agreement pursuant to Section 7.1(h). The parties therefore agree that a reasonable present estimate of the damages that the Company would suffer under such circumstances, including the Company’s reasonable costs and expenses and the opportunity cost of foregone alternatives to the Merger, is the amount described above in this Section 7.3(c). The parties agree that receipt by the Company of such amount is not a penalty, but rather shall be the Company’s sole remedy in lieu of all other remedies which the Company might otherwise be able to seek under such circumstances, and shall be the Company’s full, agreed-upon and liquidated damages.

            (d) The Company acknowledges that the agreements contained in Section 7.3(b) are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, Parent would not enter into this Agreement. Accordingly, if the Company fails to pay in a timely manner the amounts due pursuant to Section 7.3(b) and, in order to obtain such payment, Parent makes a claim that results in payment, settlement, or a judgment against the Company for the amounts set forth in Section 7.3(b), the Company shall pay to Parent an amount equal to Parent’s reasonable costs and expenses (including reasonable attorneys’ fees and expenses) in connection with such claim, together with interest on the amounts set forth in Section 7.3(b) at the prime rate of Citibank, N.A. in effect on the date such payment was required to be made.

            (e) Parent acknowledges that the agreements contained in Section 7.3(c) are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, the Company would not enter into this Agreement. Accordingly, if Parent fails to pay in a timely manner the amounts due pursuant to Section 7.3(c) and, in order to obtain such payment, the Company makes a claim that results in payment, settlement, or a judgment against Parent for the amounts set forth in Section 7.3(c), Parent shall pay to the Company an amount equal to the Company’s reasonable costs and expenses (including reasonable attorneys’ fees and expenses) in connection with such claim, together with interest on the amounts set forth in Section 7.3(c) at the prime rate of Citibank, N.A. in effect on the date such payment was required to be made.

        7.4 Amendment. This Agreement may be amended by the parties hereto by action taken by or on behalf of their respective Boards of Directors at any time prior to the Effective Time; provided, however, that, after approval of the Merger by the shareholders of the Company, no amendment may be made which would reduce the amount or change the type of consideration into which each share of Company Common Stock and each payment under Section 1.8 shall be converted upon consummation of the Merger. This Agreement may not be amended except by an instrument in writing signed by all of the Parties hereto.

        7.5 Waiver. At any time prior to the Effective Time, any Party hereto may extend the time for the performance of any of the obligations or other acts required hereunder, waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and waive compliance with any of the agreements or conditions contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the Party or Parties to be bound thereby.

        7.6 Non-Solicitation. In the event that the Parent validly elects to terminate this Agreement, Company agrees that, for a period of twelve (12) months following such election, it will not solicit for employment or encourage any current employee of the Parent (i.e., any person who is then employed by the Parent to leave the employment of the Parent, but the foregoing shall not prohibit Company from hiring anyone who has not been employed by the Parent within ninety (90) days prior to such hiring by the Company (so long as Company has not encouraged such person to leave the employ of Parent) or any former employee of the Parent who applies for employment by Company on an unsolicited basis so long as such employee has not been employed by the Parent within ninety (90) days prior to being hired by the Company.

ARTICLE VIII

GENERAL PROVISIONS

        8.1 Survival of Representations and Warranties. The representations, warranties and agreements of the Company shall expire as of the Effective Time. The representations, warranties, and agreements of Parent shall expire once Parent complies with Section 1.10(b) of this Agreement; provided, however, that the foregoing portion of this sentence shall not abridge or limit in any way any post-Closing obligations of Parent, including all the provisions relating to the payment of the Merger Consideration.

        8.2 Notices. All notices or other communications which are required or permitted hereunder shall be in writing and sufficient if given by two of the three methods as follows: delivered personally or sent by nationally recognized overnight courier or by certified mail, postage prepaid, return receipt requested, as follows:

            (a) If to Parent or Merger Sub:

McDonald Bradley, Inc. 2250 Corporate Park Drive Suite 500 Herndon, VA 20171 Attention: Kenneth R. Bartee, President and CEO

With a copy to:

Brett L. Antonides, Esq. Brett L. Antonides, P.C. 2250 Corporate Park Drive, Suite 501 Herndon, VA 20171

            (b) If to the Company:

Infodata Systems Inc. 13454 Sunrise Valley Drive, Suite 500 Herndon, Virginia 20171 Attention: Edwin A. Miller, President and CEO

With a copy to:

Foley & Lardner LLP 3000 K Street, N.W. Suite 500 Washington, D.C. 20007 Attention: Jay W. Freedman Esq.

or to such other address as the party to whom notice is to be given may have furnished to the other party in writing in accordance herewith. All such notices or communications shall be deemed to be received (i) in the case of personal delivery on the date of such delivery, (ii) in the case of nationally recognized overnight courier, sent for delivery the following business morning, on the date of such delivery or attempted delivery, and (iii) in the case of certified mail, three Business Days after it is deposited in the mail.

        8.3 Disclosure Schedules. The Company Disclosure Schedule and the Parent Disclosure Schedule each shall be divided into sections corresponding to the sections and subsections of this Agreement.

        8.4 Certain Definitions. For purposes of this Agreement, the term:

        “Affiliate” means any Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the first mentioned Person, including, with respect to the Company, any corporation, partnership, limited liability company, joint venture or other entity in which the Company (either alone, or through or together with any other Subsidiary) has, directly or indirectly, an interest of 10% or more.

        “Balance Sheet” means each of the balance sheets of the Company contained in the Company’s Annual Report on Form 10-KSB for the year ending December 31, 2004, Quarterly Report on Form 10-QSB for the quarter ended March 31, 2005, and subsequent unaudited and unreviewed monthly balance sheets for all complete calendar months thereafter until and including the last full month prior to the Closing Date, in each case when reasonably available after the end of each such complete calendar month, and a “Closing Balance Sheet” of the Company as of the Closing Date.

        “Beneficial owner” (including the terms “beneficial ownership” and “to beneficially own”) with respect to a Person’s ownership of any securities means such Person or any of such Person’s Affiliates or associates (as defined in Rule 12b-2 under the Exchange Act) who is deemed to beneficially own, directly or indirectly, such securities within the meaning of Rule 13d-3 under the Exchange Act.

        “Business Day” means any day, other than a Saturday, Sunday or day on which banks are permitted to close in the Commonwealth of Virginia.

        “COBRA” means Section 4980B of the Code, Part 6 of Title I of ERISA, similar provisions of state law and applicable regulations relating to any of the foregoing.

        “Code” shall mean the Internal Revenue Code of 1986, as amended.

        “Company Disclosure Schedule” means a schedule of even date herewith delivered by the Company to Parent concurrently with the execution of this Agreement, which, among other things, will identify exceptions and other matters with respect to the representations, warranties and covenants of the Company contained in certain specific sections and subsections of this Agreement.

        “Company Intellectual Property Rights” means the Intellectual Property Rights used or proposed to be used in the conduct of the business of the Company or any Subsidiary of the Company as currently conducted and proposed to be conducted.

        “Contract” means any note, bond, mortgage, contract, license, lease, sublease, covenant, commitment, power of attorney, proxy, indenture, purchase and sale orders, or other agreement or arrangement, oral or written, to which the Company or any Subsidiary of the Company is a party or by which the Company or any Subsidiary of the Company or any of their respective assets or property is bound.

        “Control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of stock, as trustee or executor, by Contract or credit arrangement or otherwise.

        “Court” means any court or arbitration tribunal of the United States, any domestic state, or any foreign country, and any political subdivision or agency thereof.

        “Damages” means all Liabilities, losses, claims, damages, punitive damages, causes of actions, lawsuits, administrative proceedings (including informal proceedings), investigations, audits, demands, assessments, adjustments, judgments, settlement payments, deficiencies, penalties, fines, Taxes, interest (including interest from the date of such damages) and costs and expenses (including, without limitation, reasonable attorneys’ fees and disbursements of every kind, nature and description).

        “Employee Pension Benefit Plan” has the meaning set forth in Section 3(2) of ERISA.

        “Employee Welfare Benefit Plan” has the meaning set forth in Section 3(1) of ERISA.

        “Environment” means navigable waters, waters of the contiguous zone, ocean waters, natural resources, surface waters, ground water, drinking water supply, land surface, subsurface strata, ambient air, both inside and outside of buildings and structures, man-made buildings and structures, and plan and animal life on earth.

        “Environmental Laws” means all Laws, ordinances, regulations, codes, orders, judgments, injunctions, awards or decrees relating to pollution, protection of the Environment, public or worker health and safety, or the emission, discharge, release or threatened release of pollutants, contaminants or industrial, medical, toxic or hazardous substances or wastes into the Environment or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants or industrial, medical, toxic or hazardous substances or wastes, including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act, 42 USC. Section 9601 et. seq., the Resource Conservation and Recovery Act, 42 USC. Section 6901 et. seq., the Toxic Substances Control Act, 15 USC. Section 2601 et. seq., the Federal Water Pollution Control Act, 33 USC. Section 1251 et seq., the Clean Air Act, 42 USC. Section 7401 et seq., the Federal Insecticide, Fungicide and Rodenticide Act, 7 USC. Section 121 et. seq., the Occupational Safety and Health Act, 29 USC. Section 651 et. seq., the Asbestos Hazard Emergency Response Act, 15 USC. Section 2601 et. seq., the Safe Drinking Water Act, 42 USC. Section 300f et. seq., the Oil Pollution Act of 1990 and analogous state acts, and all such laws, ordinances, regulations, codes, orders, judgments, injunctions, awards and decrees as are applicable.

        “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

        “ERISA Affiliate” means each Person which is or was required to be treated as a single employer with the Company or its current or former Subsidiaries under Section 414 of the Code or Section 4001(b)(1) of ERISA.

        “Foreign Competition Laws” means any foreign statutes, rules, Regulations, Orders, administrative and judicial directives, and other foreign Laws, that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization, lessening of competition or restraint of trade.

        “GAAP” means United States generally accepted accounting principles, consistently applied.

        “Government Authority” or “Governmental Authority” means any governmental agency or authority of the United States, any domestic state, or any foreign country, and any political subdivision or agency thereof, and includes any authority having governmental or quasi-governmental powers, including any administrative agency or commission.

        “Government Bid” means a bid, tender or proposal which, if accepted, would result in a Government Contract.

        “Government Contract” means any Contract, including an individual task order, delivery order, purchase order, or blanket purchase agreement, between the Company and the U.S. Government or any other Government Authority, as well as any subcontract or other arrangement by which (i) the Company or any Subsidiary of the Company has agreed to provide goods or services to a prime contractor, to the Government Authority, or to a higher-tier subcontractor or (ii) a subcontractor or vendor has agreed to provide goods or services to the Company or any Subsidiary of the Company, where, in either event, such goods or services ultimately will benefit or be used by the Government Authority, including any closed Contract or subcontract as to which the right of the U.S. Government or a higher-tier contractor to review, audit, or investigate has not expired.

        “Hazardous Substance” means any toxic waste, pollutant, hazardous substance, toxic substance, hazardous waste, special waste, industrial substance or waste, petroleum or petroleum-derived substance or waste, radioactive substance or waste, or any constituent of any such substance or waste, or any other substance regulated under or defined by any Environmental Law.

        “Intellectual Property Rights” means all (i) patents, patent applications, patent disclosures (ii) registered or unregistered trademarks, service marks, trade dress, trade names, logos and corporate names and registrations and applications for registration thereof together with all of the goodwill associated therewith, (iii) copyrights (registered or unregistered) and copyrightable works and registrations and applications for registration thereof, together with all authors’ and moral rights, (iv) mask works and registrations and applications for registration thereof, (v) computer software (including, without limitation, source code, object code, macros, scripts, objects, routines, modules and other components), data, data bases and documentation thereof, (vi) trade secrets and other confidential information (including, without limitation, ideas, formulas, compositions, inventions (whether patentable or unpatentable and whether or not reduced to practice), know-how, products, processes, techniques, methods, research and development information and results, drawings, specifications, designs, plans, proposals, technical data, marketing plans and customer, prospect and supplier lists and information), (vii) other intellectual property rights, (viii) “technical data” as defined in 48 Code of Federal Regulations, Chapter 1, and (ix) copies and tangible embodiments thereof (in whatever form or medium).

        “Knowledge” means (i) in the case an individual, knowledge of a particular fact or other matter if (A) such individual is actually aware of such fact or other matter, or (B) a prudent individual could be expected to discover or otherwise become aware of such fact or other matter in the course of conducting a reasonable investigation concerning the existence of such fact or other matter, and (ii) in the case of an entity (other than an individual) such entity will be deemed to have “Knowledge” of a particular fact or other matter if any individual who is serving, or who has, within the 36 months preceding the date of this Agreement, served, as a director, officer, partner, executor, or trustee of such Person (or in any similar capacity) has, or at any time had, Knowledge (as contemplated by clause (A) above) of such fact or other matter.

        “Law” means all laws, statutes, ordinances and Regulations of any Governmental Authority including all decisions of Courts having the effect of law in each such jurisdiction.

        “Liability” or “Liabilities” means, without limitation, any direct or indirect liability, indebtedness, guaranty, endorsement, claim, loss, damage, deficiency, cost, expense, obligation or responsibility, either accrued, absolute, contingent, mature, unmature or otherwise and whether known or unknown, fixed or unfixed, choate or inchoate, liquidated or unliquidated, secured or unsecured.

        “Lien” means any mortgage, pledge, security interest, attachment, encumbrance, lien (statutory or otherwise), license, claim, option, conditional sale agreement, right of first refusal, first offer, termination, participation or purchase or charge of any kind (including any agreement to give any of the foregoing); provided, however, that the term “Lien” shall not include (i) statutory liens for Taxes, which are not yet due and payable, (ii) statutory or common law liens to secure landlords, lessors or renters under leases or rental agreements confined to the premises rented, (iii) deposits or pledges made in connection with, or to secure payment of, workers’ compensation, unemployment insurance, old age pension or other social security programs mandated under applicable Laws, (iv) statutory or common law liens in favor of carriers, warehousemen, mechanics and materialmen, to secure claims for labor, materials or supplies and other like liens, and (v) restrictions on transfer of securities imposed by applicable state and federal securities Laws.

        “Litigation” means any claim, suit, action, arbitration, cause of action, claim, complaint, criminal prosecution, investigation, demand letter, or proceeding, whether at law or at equity, before or by any Court or Governmental Authority, any arbitrator or other tribunal.

        “Malicious Code” means (i) any virus, Trojan horse, worm, or other software or data designed to permit unauthorized access, or to disable, erase, modify, deactivate or otherwise harm software, hardware, or data and (ii) any back door, time bomb, drop dead device, protect code, data destruct key, or other software or data designed to disable a computer program automatically with the passage of time or under the control of any person or entity other than the licensee, all as such terms are generally used in the technology industry.

        “Material Adverse Effect” means, with respect to a Person, any fact, event, change, development, circumstance or effect that (i) is materially adverse to the business, condition (financial or otherwise), results of operations, assets, liabilities, properties or prospects of such Person and its Subsidiaries, taken as a whole, or (ii) in the event such Person is a party to this Agreement, would materially impair or delay the ability of such party to perform its obligations hereunder or under the Related Agreements, including the consummation of the Merger, and if any such Material Adverse Effect is reasonably capable of quantification, the amount thereof is in excess of $50,000; provided that, a Material Adverse Effect shall not include (x) changes in general economic conditions (provided that such changes do not affect such Person in a substantially disproportionate manner), (y) changes affecting the industry generally in which such Person operates (provided that such changes do not affect such Person in a substantially disproportionate manner) or (z) changes in the trading prices for such Person’s capital stock.

        “Material Agreement” means each Contract of the Company or any Subsidiary of the Company to which the Company or any Subsidiary of the Company is a party or which affects the Company or any Subsidiary of the Company, or their respective business or assets, (i) with a dealer, broker, sales agency, advertising agency or other Person engaged in sales or promotional activities; (ii) which could require aggregate payments by or to the Company or any Subsidiary of the Company, or involve an unperformed commitment or services having a value, in excess of $25,000; (iii) pursuant to which the Company or any Subsidiary of the Company has made or will make loans or advances, or has or will incur debts or become a guarantor or surety or pledged its credit on or otherwise become responsible with respect to any undertaking of another; (iv) which is an indenture, credit agreement, loan agreement, note, mortgage, security agreement, lease of real property or personal property or agreement for financing; (v) involving a partnership, joint venture or other cooperative undertaking; (vi) involving restrictions relating to the Company or any Subsidiary of the Company or their respective business with respect to the geographical area of operations or scope or type of business of the Company or any Subsidiary of the Company or the Company’s or such Subsidiary’s right to hire or solicit any Person as an employee, consultant or independent contractor; (vii) which is a power of attorney or agency agreement or written arrangement with any Person pursuant to which such Person is granted the authority to act for or on behalf of the Company or any Subsidiary of the Company; (viii) with respect to which the requirements for performance extend beyond one (1) year from the date of this Agreement; (ix) which contains warranties with respect to the products manufactured and/or sold or licensed by the Company or any Subsidiary of the Company (including any Products) other than those warranties expressly made in the literature accompanying such products; (x) which provides for the acquisition, directly or indirectly (by merger or otherwise), of material assets (whether tangible or intangible) or the capital stock of another Person; (xi) which is an employment agreement (with any current or former officer, director or employee), consulting or professional advisor agreement; (xii) which cannot be terminated without penalty or payment on at least ninety (90) days’ notice; (xiii) which involves the sale, issuance or repurchase of any capital stock or securities of the Company or any Subsidiary of the Company or the securities of any other Person; (xiv) which is a Government Contract; (xv) any other Contract that provides for revenue to the Company of $100,000 or more; (xvi) which requires the consent of any other party thereto or triggers a change-of-control provision therein, in each case in connection with the execution, delivery or performance of this Agreement or the consummation of the transactions contemplated hereby; or (xvii) which is not made in the ordinary course of business and which is to be performed at or after the date of this Agreement.

        “Net Working Capital” means current assets (excluding deferred tax assets, and excluding cash received from the exercise of options after this Agreement is signed) minus current liabilities, calculated in accordance with GAAP in all instances, as reflected on the Company’s Closing Balance Sheet.

        “Order” means any judgment, order, writ, injunction, ruling or decree of, or any settlement under the jurisdiction of, any Court or Governmental Authority.

        “Parties” means Parent, Merger Sub and the Company.

        “Paying Agent” means any bank or trust company organized under the Laws of the United States or any of the states thereof and having a net worth in excess of $100 million designated and appointed to act as the exchange agent in the Merger.

        “Person” means an individual, corporation, partnership, association, trust, unincorporated organization, limited liability company, other entity or group (as defined in Section 13(d)(3) of the Exchange Act).

        “Product” means any software, hardware or firmware now or since December 1, 2002 offered for sale or license by the Company or any Subsidiary of the Company, together with all user documentation, data, scripts, macros, modules and other files and information supplied, sold or licensed with such software, hardware and firmware.

        “Prohibited Transaction” has the meaning set forth in ERISA Section 406 and Section 4975 of the Code.

        “Regulation” means any rule or regulation of any Governmental Authority having the effect of Law.

        “Release” means any release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, leaching or migration into, onto or through the indoor or outdoor Environment or into, through or out of any property, including the movement of Hazardous Substances through or in the air, soil, surface water, ground water or property.

        “Software” means any and all (i) computer programs, including any and all software implementations of algorithms, models and methodologies, whether in source code or object code, (ii) databases and compilations, including any and all data and collections of data, whether machine readable, on paper or otherwise, (iii) descriptions, flow-charts and other work product used to design, plan, organize and develop any of the foregoing, (iv) the technology supporting, and the contents and audiovisual displays of any Internet site(s) operated by or on behalf of Company or any of its Subsidiaries, and (v) all documentation and other works of authorship, including user manuals and training materials, relating to any of the foregoing.

        “Subsidiary” or “Subsidiaries” of the Company, the Surviving Corporation, Parent or any other Person means any corporation, partnership, joint venture, limited liability company or other legal entity of which the Company, the Surviving Corporation, Parent or such other Person, as the case may be, owns, directly or indirectly, greater than 50% of the stock or other equity interests the holder of which is generally entitled to vote as a general partner or for the election of the board of directors or other governing body of a corporation, partnership, joint venture, limited liability company or other legal entity.

        “Tax” or “Taxes” means all federal, state, local, foreign or other tax of any kind whatsoever, including without limitation, all income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental , customs duties, capital stock, ad valorem, value added, inventory, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, unclaimed property, escheat, sales, use, transfer, registration, alternative or add-on minimum, or estimated tax, and including any interest, penalty, or addition thereto, whether disputed or not.

        “Tax Return” means any report, return, statement, claim for refund, election, declaration or other information with respect to any Tax required to be filed or actually filed with a taxing authority, including any schedule or attachment thereto, and including any amendment thereof.

        “Third Party Intellectual Property Rights” means any Company Intellectual Property Rights specifically designated as not owned by the Company or any Subsidiary of the Company on Section 2.21 of the Company Disclosure Schedule.

        “Transfer Taxes” means any transfer, documentary, sales, use, stamp, registration or other similar Taxes and fees.

        8.5 Interpretation. When a reference is made in this Agreement to Sections, subsections, Schedules or Exhibits, such reference shall be to a Section, subsection, Schedule or Exhibit to this Agreement unless otherwise indicated. The words “include,” “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation.” The word “herein” and similar references mean, except where a specific Section or Article reference is expressly indicated, the entire Agreement rather than any specific Section or Article. The table of contents and the headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Terms used in the singular shall be read in the plural, and vice versa, and terms used in the masculine gender shall be read in the feminine or neuter gender, when the context so requires.

        8.6 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law or public policy (an “Invalid Provision”), all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party. Upon such determination that any term or other provision is an Invalid Provision, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible; provided, however, that if the Parties cannot agree after such good faith negotiations, the provisions of this Agreement other than the Invalid Provision shall remain in full force and effect on the terms of this Agreement.

        8.7 Entire Agreement. This Agreement and the Related Agreements (including all exhibits and schedules hereto and thereto) and other documents and instruments delivered in connection herewith constitute the entire agreement and supersedes all prior agreements and undertakings (other than the Confidentiality Agreement), both written and oral, among the parties, or any of them, with respect to the subject matter hereof and thereof.

        8.8 Assignment. This Agreement shall not be assigned by operation of Law or otherwise, except that Parent and Merger Sub may assign all or any of their rights hereunder to any Affiliate, provided, that no such assignment shall relieve the assigning Party of its obligations hereunder.

        8.9 Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto and their permitted successors and assigns, and, except as set forth in Section 5.9, nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

        8.10 Failure or Indulgence Not Waiver; Remedies Cumulative. No failure or delay on the part of any party hereto in the exercise of any right hereunder will impair such right or be construed to be a waiver of, or acquiescence in, any breach of any representation, warranty or agreement herein, nor will any single or partial exercise of any such right preclude other or further exercise thereof or of any other right. All rights and remedies existing under this Agreement are cumulative to, and not exclusive to, and not exclusive of, any rights or remedies otherwise available.

        8.11 Governing Law; Enforcement. This Agreement and the rights and duties of the parties hereunder shall be governed by, and construed in accordance with, the Law of the Commonwealth of Virginia. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement or any Related Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or any Related Agreement and to enforce specifically the terms and provisions of this Agreement or any Related Agreement in the Circuit Court of Fairfax County, Virginia or the Federal District Court for the Eastern District of Virginia, this being in addition to any other remedy to which they are entitled at law or in equity. In addition, each of the Parties hereto, (a) consents to submit itself to the personal jurisdiction of the Circuit Court of Fairfax County, Virginia and Federal District Court for the Eastern District of Virginia in the event any dispute arises out of this Agreement or any Related Agreement or any transaction contemplated hereby or thereby, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (c) agrees that it will not bring any action relating to this Agreement or any Related Agreement or any transaction contemplated hereby or thereby in any court other than the Circuit Court of Fairfax County, Virginia or the Federal District Court for the Eastern District of Virginia and (d) waives any right to trial by jury with respect to any action related to or arising out of this Agreement or Related Agreement or any transaction contemplated hereby or thereby.

        8.12 Counterparts. This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

        IN WITNESS WHEREOF, Parent, Merger Sub and the Company have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

MCDONALD BRADLEY, INC.
By: /s/Kenneth R. Bartee
Name: Kenneth R. Bartee
Title: President and CEO
INFODATA ACQUISITION, INC.
By: /s/Kenneth R. Bartee
Name: Kenneth R. Bartee
Title: President
INFODATA SYSTEMS INC.
By: /s/ Edwin A. Miller
Title: President & CEO
Name: Edwin A. Miller